Exhibit 10.1

EXECUTION

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

by and among

ENCINA BUSINESS CREDIT, LLC,

as Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

THE MCCLATCHY COMPANY,

as Parent,

and

THE OTHER BORROWERS THAT ARE PARTIES HERETO

Dated as of February 12, 2020

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1	Definitions	1
	1.2	Accounting Terms	44
	1.3	Code	44
	1.4	Construction	44
	1.5	Time References	45
	1.6	Schedules and Exhibits	45
2.	LOANS AND TERMS OF PAYMENT.		45
	2.1	Revolving Loans	45
	2.2	[Reserved]	46
	2.3	Borrowing Procedures and Settlements	46
	2.4	Payments; Termination of Commitments; Prepayments	53
	2.5	Promise to Pay; Promissory Notes	56
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	57
	2.7	Crediting Payments	58
	2.8	Authorized Account	59
	2.9	Maintenance of Loan Account; Statements of Obligations	59
	2.10	Fees	59
	2.11	Letters of Credit	61
	2.12	Certain Provisions Regarding LIBOR Rate	69
	2.13	Capital Requirements	70
	2.14	Separate Letter of Credit Facility	71
	2.15	Joint and Several Liability of Borrowers	71
	2.16	Waiver of any Priming Rights	75
3.	CONDITIONS; TERM OF AGREEMENT.		75
	3.1	Conditions Precedent to Initial Extensions of Credit	75

	3.2	Conditions Precedent to all Extensions of Credit	75
	3.3	Maturity	76
	3.4	Effect of Maturity	76
	3.5	Early Termination by Borrowers	76
	3.6	Conditions Subsequent	76
4.	REPRESENTATIONS AND WARRANTIES.		76
	4.1	Due Organization and Qualification; Subsidiaries	77
	4.2	Due Authorization; No Conflict	77
	4.3	Governmental Consents	78
	4.4	Binding Obligations; Perfected Liens	78
	4.5	Title to Assets; No Encumbrances	78
	4.6	Litigation	78
	4.7	Compliance with Laws	78
	4.8	Historical Financial Statements	78
	4.9	Solvency	79
	4.10	Employee Benefits	79
	4.11	Environmental Condition	79
	4.12	Complete Disclosure	80
	4.13	Patriot Act	80
	4.14	Indebtedness	80
	4.15	Payment of Taxes	80
	4.16	Margin Stock	81
	4.17	Governmental Regulation	81
	4.18	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	81
	4.19	Employee and Labor Matters	81
	4.20	Reserved	82

	4.21	Leases	82
	4.22	Eligible Accounts and Eligible Unbilled Accounts	82
	4.23	Eligible Inventory	82
	4.24	Immaterial Subsidiaries	82
	4.25	Location of Inventory	82
	4.26	Inventory Records	82
	4.27	Material Contracts	82
	4.28	Other Documents	83
	4.29	Hedge Agreements	83
	4.30	Bankruptcy Matters	83
5.	AFFIRMATIVE COVENANTS.		84
	5.1	Financial Statements, Reports, Certificates	84
	5.2	Reporting and Notices	84
	5.3	Existence	84
	5.4	Maintenance of Properties	84
	5.5	Taxes	85
	5.6	Insurance	85
	5.7	Inspection	85
	5.8	Compliance with Laws	85
	5.9	Environmental	86
	5.10	Disclosure Updates	86
	5.11	Formation of Subsidiaries	86
	5.12	Further Assurances	87
	5.13	[Reserved]	87
	5.14	Location of Inventory; Chief Executive Office	87
	5.15	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	87

	5.16	Compliance with ERISA and the IRC	88
	5.17	Reserved	88
	5.18	Reserved	88
	5.19	Reserved	88
	5.20	Enhancements to Senior Secured Notes Documents or Junior Lien Term Loan Documents	88
	5.21	Retention of Consultants; Communication with Accountants and Other Financial Advisors	88
	5.22	Financing Orders	89
	5.23	Bankruptcy Milestones	89
	5.24	Leases	89
6.	NEGATIVE COVENANTS.		90
	6.1	Indebtedness	90
	6.2	Liens	90
	6.3	Restrictions on Fundamental Changes	90
	6.4	Disposal of Assets	90
	6.5	Nature of Business	90
	6.6	Prepayments and Amendments	90
	6.7	Restricted Payments	91
	6.8	Accounting Methods and Fiscal Year	91
	6.9	Investments	91
	6.10	Transactions with Affiliates	92
	6.11	Use of Proceeds	92
	6.12	Limitation on Issuance of Equity Interests	93
	6.13	Inventory with Bailees	93
	6.14	[Reserved]	93
	6.15	Immaterial Subsidiaries	93

	6.16	Employee Benefits	93
	6.17	Limitations on Layering Indebtedness	94
	6.18	Reclamation Claims	94
	6.19	Bankruptcy Related Negative Covenants	94
7.	RESERVED.		95
8.	EVENTS OF DEFAULT.		95
	8.1	Payments	95
	8.2	Covenants	95
	8.3	Judgments	96
	8.4	Chapter 11 Case	96
	8.5	[Reserved]	98
	8.6	Default Under Other Agreements	98
	8.7	Representations, etc	98
	8.8	Guaranty	98
	8.9	Security Documents	98
	8.10	Loan Documents	98
	8.11	Change of Control	98
	8.12	ERISA	98
	8.13	Invalidity of Intercreditor Agreements	99
9.	RIGHTS AND REMEDIES.		99
	9.1	Rights and Remedies	99
	9.2	Remedies Cumulative	100
10.	WAIVERS; INDEMNIFICATION.		100
	10.1	Demand; Protest; etc	100
	10.2	The Lender Group’s Liability for Collateral	100
	10.3	Indemnification	100

11.	NOTICES.		101
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.		102
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		105
	13.1	Assignments and Participations	105
	13.2	Successors	108
14.	AMENDMENTS; WAIVERS.		108
	14.1	Amendments and Waivers	108
	14.2	Replacement of Certain Lenders	110
	14.3	No Waivers; Cumulative Remedies	111
15.	AGENT; THE LENDER GROUP.		111
	15.1	Appointment and Authorization of Agent	111
	15.2	Delegation of Duties	112
	15.3	Liability of Agent	112
	15.4	Reliance by Agent	112
	15.5	Notice of Default or Event of Default	113
	15.6	Credit Decision	113
	15.7	Costs and Expenses; Indemnification	114
	15.8	Agent in Individual Capacity	114
	15.9	Successor Agent	114
	15.10	Lender in Individual Capacity	115
	15.11	Collateral Matters	115
	15.12	Restrictions on Actions by Lenders; Sharing of Payments	117
	15.13	Agency for Perfection	117
	15.14	Payments by Agent to the Lenders	117
	15.15	Concerning the Collateral and Related Loan Documents	118

	15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	118
	15.17	Several Obligations; No Liability	119
16.	WITHHOLDING TAXES.		119
	16.1	Payments	119
	16.2	Exemptions	120
	16.3	Reductions	121
	16.4	Refunds	122
17.	GENERAL PROVISIONS.		122
	17.1	Effectiveness	122
	17.2	Section Headings	122
	17.3	Interpretation	122
	17.4	Severability of Provisions	122
	17.5	Bank Product Providers	123
	17.6	Debtor-Creditor Relationship	123
	17.7	Counterparts; Electronic Execution	123
	17.8	Revival and Reinstatement of Obligations; Certain Waivers	124
	17.9	Confidentiality	124
	17.10	Survival	126
	17.11	Patriot Act; Due Diligence	126
	17.12	Integration	126
	17.13	McClatchy Newspapers, Inc	126
	17.14	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	127
	17.15	Intercreditor Agreements	127
	17.16	Acknowledgement Regarding Any Supported QFCs	128

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit D-1	Form of Authorized Account
Exhibit I-1	Interim Financing Order
Exhibit J-1	Form of Joinder
Exhibit M-1	Cash Management Order
Exhibit N-1	Form of Notice of Borrowing
Exhibit P-1	Form of Perfection Certificate
Exhibit X-1	Form of Client User Form

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Person
Schedule C-1	Commitments
Schedule I-1	Immaterial Subsidiaries
Schedule L-1	Existing Letters of Credit
Schedule P-1	Existing Permitted Investments
Schedule P-2	Existing Permitted Liens
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Subsidiaries
Schedule 4.1(c)	Equity Interest Options
Schedule 4.6	Litigation
Schedule 4.10(a)	ERISA Matters
Schedule 4.10(h)	Multi-Employer Plans
Schedule 4.11	Environmental Matters
Schedule 4.14	Existing Indebtedness
Schedule 4.25	Locations
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.6	Insurance
Schedule 5.23	Bankruptcy Milestones
Schedule 6.5	Nature of Business

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT, is entered into as of February 12, 2020, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), ENCINA BUSINESS CREDIT, LLC, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), THE MCCLATCHY COMPANY, a Delaware corporation as a debtor and debtor-in-possession (“Parent”), and the Subsidiaries of Parent identified on the signature pages hereof as “Borrowers”, and those additional entities that hereafter become parties hereto as “Borrowers” in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1, each as a debtor and debtor-in-possession (together with Parent, each a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”).

On February 13, 2020 (the “Petition Date”), the Parent and the other Loan Parties (as defined below) commenced cases under Chapter 11 of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), case numbers [________] through [__________] (collectively, the “Chapter 11 Case”) by filing voluntary petitions for relief under Chapter 11 with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The Parent and the other Loan Parties continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

The Borrowers have requested, and the Agent and the Lenders have agreed, upon the terms and conditions set forth in this Agreement, to make available to the Borrowers a senior secured credit facility in an aggregate principal amount not to exceed $50,000,000 in order to (a) repay the Pre-Petition Obligations as provided herein, (b) fund the Chapter 11 Case (including, without limitation, (x) payment of transaction expenses and fees, expenses and costs incurred in connection therewith and (y) payment of adequate protection payments approved in the Financing Orders) as contemplated by the Approved Budget and as provided herein, (c) make certain other payments on the Closing Date as more fully provided in this Agreement, and (d) provide working capital for the Loan Parties during the pendency of the Chapter 11 Case as contemplated by the Approved Budget and as provided herein.

The Loan Parties desire to secure the Obligations under the Loan Documents by granting to the Agent, on behalf of itself and the other members of the Lender Group and the Bank Product Providers, a security interest in and liens upon substantially all of their assets, whether now existing or hereafter acquired, in each instance as more fully set forth in the Loan Documents and in the Interim Financing Order (or the Final Financing Order when applicable).

All Obligations of the Loan Parties to the Agent and the Lenders hereunder and under the other Loan Documents shall be full recourse to each of the Loan Parties, secured by the Agent’s security interest in and liens on all or substantially all of the assets of the Loan Parties included in the Collateral and entitled to super-priority administrative claim status under the Bankruptcy Code as provided herein and in the Financing Orders.  The parties agree as follows:

1.          DEFINITIONS AND CONSTRUCTION.

1.1        Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the Senior Secured Notes Intercreditor Agreement.

“Acceptable Appraisal” means, with respect to an appraisal of Inventory, the most recent appraisal of such property received by Agent (a) from an appraisal company satisfactory to Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent, in each case, in Agent’s Permitted Discretion.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Account Party” has the meaning specified in Section 2.11(h) of this Agreement.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Additional Documents” has the meaning specified in Section 5.12 of this Agreement.

“Adjusted Borrowing Base” means the Borrowing Base, without giving effect to clause (e) of the definition of “Borrowing Base”.

“Administrative Borrower” has the meaning specified in Section 17.13 of this Agreement.

“Administrative Questionnaire” has the meaning specified in Section 13.1(a)(ii)(G) of this Agreement.

“Affected Lender” has the meaning specified in Section 2.13(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means: (i) with respect to Letters of Credit, three and a one-quarter percent (3.25%), and (ii) with respect to all other Obligations, three and one half percent (3.50%).

 “Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

“Approved Budget” shall mean the debtor-in-possession thirteen (13) week budget prepared by the Administrative Borrower and furnished to the Agent on or before the Closing Date, as the same may or shall, as applicable, be updated, modified and/or supplemented thereafter from time to time as provided in Section 5.1, which budget shall include a weekly cash budget, including information on a line item basis as to (x) projected total cash receipts (which includes sales and other receipts), (y) projected total disbursements (including ordinary course operating expenses and capital expenditures, bankruptcy-related expenses (including professional fees and expenses, including, under the heading, “Restructuring Professional Fees” the monthly accrual fees and expenses budgeted for the Case Professionals), and fees and expenses of the Agent and the Lenders (including counsel therefor) and any other fees and expenses relating to the Loan Documents), and (z) a calculation of Availability.

“Approved Budget Variance Report” shall mean a weekly report provided by the Administrative Borrower to the Agent in accordance with Section 5.1: (i) showing by line item actual (a) cash receipts, (b)  merchandise vendor payments, (c) payroll, payroll taxes, and benefits (d) rent and occupancy (d) sales taxes (e) all other operating disbursements (f) total  disbursements  (g) cash on hand, (h) actual invoiced and unpaid professional fees (other than counsel for the Agent and the Lenders) and (i) Availability (items (a) through (i), collectively, the “Line Items”) as of Sunday of each week on a cumulative basis, noting therein all variances, on a Line Item basis, from amounts set forth for such period in the Approved Budget, and shall include or be accompanied by explanations for all material variances, and (ii) certified by a Responsible Officer of the Administrative Borrower.

“Assignee” has the meaning specified in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

“Authorized Account” means the Deposit Account of Administrative Borrower identified on Authorized Accounts Form, which shall be in the form attached hereto at Exhibit D-1.

“Authorized Account Form” means that form attached hereto at Exhibit D-1.

“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).

“Availability Block” means an amount equal to ten percent (10%) of the Adjusted Borrowing Base.

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider:  (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.

“Bank Product Provider” means the Agent or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate in its Permitted Discretion to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” has the meaning given to such term in the Preamble of this Agreement.

“Bankruptcy Court” has the meaning specified in the Preamble of this Agreement.

"Base Rate" means, for any day, the greatest of (a) the Federal Funds Rate plus ½%, (b) one and one-half percent (1.5%), and (c) the rate of interest announced, from time to time, within Wells Fargo Bank, N.A. at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo Bank, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select).

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified in the preamble to this Agreement.

“Borrower Materials” has the meaning specified in Section 17.9(c) of this Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)         85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)         the lesser of:

(i)          80% of the amount of Eligible Unbilled Accounts less the amount, if any, of the Dilution Reserve (without duplication of any Dilution Reserve deducted from clause (a) above), and

(ii)         the Unbilled AR Cap,  plus

(c)         the lesser of

(i)          $6,000,000, and

(ii)         the product of 65% multiplied by the book value (calculated at the lower of cost and net realizable value on a basis consistent with Borrowers’ historical accounting practices on a first-in first out basis) of Eligible Inventory at such time, minus

(d)         the aggregate amount of Reserves, if any, established by Agent from time to time under Section 2.1(c) of this Agreement, minus

(e)         the Availability Block.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois or California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Carve-Out Reserve” means a Reserve in the amount of the DIP Carve Out Cap.

“Carve-Out Trigger Notice” has the meaning given to such term in the Financing Orders.

“Case Professionals” means the Loan Parties’ and any Statutory Committee’s professionals, retained by either of them by final order of the Bankruptcy Court (which order has not been reversed, vacated or stayed unless such stay is no longer effective) under Sections 327 or 1103(a) of the Bankruptcy Code.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Order” means the order of the Bankruptcy Court entered in the Chapter 11 Case, together with all extensions, modifications and amendments that are in form and substance acceptable to the Agent in its Permitted Discretion, which, among other matters, authorizes the Loan Parties to use their cash management system, substantially in the form of Exhibit M-1 or another form satisfactory to the Agent.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC.

“CFC Debt” means Indebtedness owed or treated as owed by one or more CFCs.

“Change of Control” means that:

(a)         any Person or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(b)         Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party (other than in connection with a Permitted Disposition or other transaction expressly permitted under this Agreement),

(c)         the adoption by the stockholders of Parent of a plan or proposal for the liquidation or dissolution of Parent,

(d)         the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or

(e)         the occurrence of a “Change of Control” or similar event as defined under the Senior Secured Notes Documents, the Junior Lien Term Loan Documents or the Junior Lien Notes Documents.

Notwithstanding the foregoing, neither the ownership nor acquisitions of shares of the capital stock of the Parent by, nor the transfers of shares of the Equity Interests of the Parent between, Members of the McClatchy Family or any McClatchy Family Entity shall constitute a Change in Control.  For purposes of this definition, “McClatchy Family Entity” shall mean a Person in which Members of the McClatchy Family beneficially own (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as in effect on the Closing Date) more than 50% of the aggregate ordinary voting power represented by the issued and outstanding voting Equity Interests of such Person.

“Change in Law” means the occurrence after the date of this Agreement of:  (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Chapter 11 Case” has the meaning specified in the Recitals hereto.

“Chapter 11 Plan” means an Acceptable Plan (as defined on Schedule 5.23) together with all modifications and amendments that are in form and substance acceptable to the Agent.

“Chatham” means Chatham Asset Management, LLC.

“Closing Date” means the first date all of the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 14.1.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, processor letter or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments, as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement or otherwise in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Parent to Agent.

“Confidential Information” has the meaning specified in Section 17.9(a) of this Agreement.

“Consultant” means any independent consultant, financial or otherwise, in all cases, reasonably acceptable to Agent in its Permitted Discretion.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified in the Guaranty and Security Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance

Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ gross billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts and Eligible Unbilled Accounts by the extent to which Dilution is in excess of 5%.

“DIP Carve Out” has the meaning given to such term in the Financing Orders.

“DIP Carve Out Cap” has the meaning given to such term in the Financing Orders.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Distress Termination Application” means The McClatchy Company’s application to the PBGC and motion in the bankruptcy court to terminate The McClatchy Company Retirement Plan under 29 U.S.C. § 1341(c).

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its advertising and commercial printing businesses, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents,  and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the date hereof, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date (including any such field examination that may be in process on the date hereof).  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates.  Eligible Accounts shall not include the following:

(a)         Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or 60 days of due date,

(b)         Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)         Accounts with selling terms of more than 90 days,

(d)         Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(e)         Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms,

(f)         Accounts that are not payable in Dollars,

(g)         Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and, if requested by Agent, is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(h)         Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the satisfaction of Agent, with the state law (if any) that is the substantial equivalent of the Assignment of Claims Act, 31 USC §3727) or any other Governmental Authority,

(i)          Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(j)          Accounts with respect to an Account Debtor and its Affiliates whose Eligible Accounts owing to Borrowers exceed 10% (except with respect to Agenti Media Services, in which case, 15%) (such percentage, as applied to a particular Account Debtor and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor or its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor and its Affiliates in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(k)         Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(l)          Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(m)        Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(n)         Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(o)         Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p)         Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or (ii) that represent credit card sales,

(q)         Accounts owned by a target acquired in connection with a Permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Agent in its Permitted Discretion, or

(r)         Accounts owed by subscribers of any publication (in any format or medium) produced by or on behalf of any Borrower or otherwise arising from any subscriptions.

“Eligible Inventory” means newsprint Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date (including any such field examination or appraisal that may be in process on the date hereof).  In determining the amount to be so included, Inventory shall be valued at the lower of cost or net realizable value on a basis consistent with Borrowers’ historical accounting practices.  An item of Inventory shall not be included in Eligible Inventory if:

(a)         a Borrower does not have good, valid, and marketable title thereto,

(b)         a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee, processor or agent of a Borrower),

(c)         it is not located at one of the locations in the continental United States set forth on Schedule 4.25 (as such Schedule 4.25 may be amended from time to time upon not less than five days prior written notice to Agent (or such shorter period agreed to by Agent in writing in its sole discretion) pursuant to Section 5.14) (or in-transit from one such location to another such location),

(d)         it is stored at locations holding less than $100,000 of the aggregate value of such Borrower’s Inventory,

(e)         it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 4.25 to another location set forth on Schedule 4.25 (as such Schedule 4.25 may be amended from time to time upon not less than five days prior written notice to Agent (or such shorter period agreed to by Agent in writing in its sole discretion) pursuant to Section 5.14)),

(f)         [reserved],

(g)         it is the subject of a bill of lading or other document of title,

(h)         it is not subject to a valid and perfected first priority Agent’s Lien,

(i)          it consists of goods returned or rejected by a Borrower’s customers,

(j)          it consists of goods that are obsolete, slow moving, spoiled or are otherwise past the stated expiration, “sell-by” or “use by” date applicable thereto, restrictive or custom items or otherwise is manufactured in accordance with customer-specific requirements, work-in-process, raw materials or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds,”, Inventory acquired on consignment or any opened or partially used newsprint paper rolls,

(k)         it is subject to third party intellectual property, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(l)          it was acquired in connection with a Permitted Investment, or such Inventory is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Inventory and the completion of a field examination with respect to such Inventory that is satisfactory to Agent in its Permitted Discretion.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

“Eligible Unbilled Accounts” shall mean all Accounts for which an invoice has not yet been issued by Borrowers to the applicable Account Debtor, but which otherwise satisfy the criteria for “Eligible Accounts” (as set forth in the definition thereof), so long as (i) an invoice is issued therefor within thirty (30) days of the completion of the rendition of services by the applicable Borrower which gave rise to such Accounts and (ii) for the avoidance of doubt, such Accounts are created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, and that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means (a) any Person whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8 of this Agreement.

“Events and Circumstances” has the meaning assigned to such term in the definition of “Material Adverse Effect”.

“Excess Availability” means, as of any date of determination, an amount equal to (a) the Line Cap minus (b) the aggregate Revolver Usage at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) any FSHCO, (c) any Foreign Subsidiary of a Loan Party, (d) any Domestic Subsidiary of a Loan Party that is a direct or indirect subsidiary of a Foreign Subsidiary, or (e) any not-for-profit subsidiary or captive insurance subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender (including any franchise taxes and branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s principal office is located in or as a result of a present or former connection between such Lender and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) taxes that would not have been imposed but for a Lender’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any withholding taxes imposed under FATCA.

“Existing Letters of Credit” means those letters of credit described on Schedule L-1 to this Agreement.

“Existing Unsecured 2027 Debentures” means Parent’s 7.15% Debentures due November 1, 2027 and issued by Parent pursuant to the Existing Unsecured 2027/2029 Indenture.

“Existing Unsecured 2029 Debentures” means Parent’s 6.875% Debentures due March 15, 2029 and issued by Parent pursuant to the Existing Unsecured 2027/2029 Indenture.

“Existing Unsecured 2027/2029 Indenture” means that certain Indenture, dated as of November 4, 1997, between Parent, as successor to Knight-Ridder, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as successor to The Chase Manhattan Bank, as the trustee, as supplemented by the First Supplemental Indenture, dated as of June 1, 2001, the Second Supplemental Indenture, dated as of November 1, 2004, the Third Supplemental Indenture, dated as of August 16, 2005, the Fourth Supplemental Indenture, dated as of June 27, 2006, and the Fifth Supplemental Indenture, dated as of July 13, 2018.

“Extraordinary Advances” has the meaning specified in Section 2.3(d)(iii) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FSHCO” means any direct or indirect Domestic Subsidiary if substantially all of its assets consist, directly or indirectly, of (i) the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs or other FSHCOs or (ii) CFC Debt.

“Family Percentage Holding” means the aggregate percentage of the securities held by a Qualified Trust representing, directly or indirectly, an interest in voting shares or rights to voting shares of the Parent that it is reasonable, under all the circumstances, to regard as being held beneficially for Qualified Persons (or any class consisting of two or more Qualified Persons); provided,  however, always that in calculating the Family Percentage Holding (A) in respect of any power of appointment or discretionary trust capable of being exercised in favor of any of the Qualified Persons such trust or power shall be deemed to have been exercised in favor of Qualified Persons until such trust or power has been otherwise exercised; (B) where any beneficiary of a Qualified Trust has assigned, transferred or conveyed, in any manner whatsoever, his or her beneficial interest to another Person, then, for the purpose of determining the Family Percentage Holding in respect of such Qualified Trust, the Person to whom such interest has been assigned, transferred or conveyed shall be regarded as the only Person beneficially interested in the Qualified Trust in respect of such interest but in the case where the interest so assigned, transferred or conveyed is an interest in a discretionary trust or is an interest which may arise as a result of the exercise in favor of the assignor of a discretionary power of appointment and such discretionary trust or power of appointment is also capable of being exercised in favor of a Member of the McClatchy Family, such discretionary trust or power shall be deemed to have been so exercised in favor of Qualified Persons until it has in fact been otherwise exercised; and (C) the interest of any Permitted Residuary Beneficiary shall be ignored until its interest has indefeasibly vested.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Final Financing Order” means, the order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be satisfactory in form and substance to the Agent in its Permitted Discretion and from which no appeal or motion to reconsider has been filed, or if such Final Financing Order is subject to an appeal, no stay of such Final Financing Order pending appeal shall have been granted, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Agent, which, among other matters but not by way of limitation, authorizes the Borrowers to obtain credit, incur the Obligations, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority of the claims of the Agent and Lenders, subject to the DIP Carve-Out and Permitted Prior Liens.

“Final Order Entry Date” means the date on which the Bankruptcy Court enters the Final Financing Order.

“Financing Orders” means the Interim Financing Order and Final Financing Order, as applicable.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC Section 7701(a)(30).

“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified in Section 2.12(b)(ii) of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each Person that guaranties all or a portion of the Obligations, including Parent and any Person that is a “Guarantor” under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means Encina Business Credit, LLC or any of its Affiliates or designees.

“Immaterial Subsidiary” means each Subsidiary of a Borrower that is not a Material Subsidiary and that has been designated, either (i) on the Closing Date and as set forth on Schedule I-1, (ii) in a prior written notice to Agent together with an officer’s certificate certifying that such Subsidiary qualifies as an “Immaterial Subsidiary” for purposes of this Agreement or (iii) in a Compliance Certificate delivered pursuant to Section 5.1 by Parent as an “Immaterial Subsidiary” for purposes of this Agreement; provided that at no time shall any Loan Party be designated as an Immaterial Subsidiary; provided further that a Subsidiary will not be considered an Immaterial Subsidiary if it, directly or indirectly, incurs any Indebtedness under or in respect of the Senior Secured Notes Obligations, the Junior Lien Term Loan Obligations or the Junior Lien Notes Obligations.

“Incur” means to issue, create, assume, guarantee, incur or otherwise become liable for and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.  Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement obligations in respect of letters of credit and bankers acceptances,  (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of another Person secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than (i) trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices, (ii) royalty payments payable in the ordinary course of business in respect of non-exclusive licenses, (iii) [Reserved], (iv) short-term intercompany payables arising under shared services arrangements (as among any of Parent and its Subsidiaries) in the ordinary course of business, (v) accrued expenses in the ordinary course of business and (vi) customer deposits and advance payments received in the ordinary course of business), (f) all net monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value (as determined by the Parent in its reasonable business judgment and in good faith) of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means any intercompany subordination agreement executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreements” means, collectively, any Junior Lien Intercreditor Agreement and the Senior Secured Notes Intercreditor Agreement (and each, an “Intercreditor Agreement”).

“Interim Financing Order” means, the order of the Bankruptcy Court entered in the Chapter 11 Case after an interim hearing, substantially in the form attached hereto as Exhibit I-1 and/or otherwise in form and substance satisfactory to the Agent in its Permitted Discretion, together with all extension, modifications, and amendments thereto approved by the Agent, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory, including based on the results of appraisals.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo Bank, National Association or any other Person that, at the request of the Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement.

“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.

 “Junior Lien Intercreditor Agreement” means (a) the Junior Lien Intercreditor Agreement, dated as of July 16, 2018, among Agent, the Senior Secured Notes Agent and the Junior Lien Term Loan Agent, and acknowledged by the Loan Parties (as amended, restated, amended and restated, modified or supplemented from time to time prior to the date hereof) and (b) any other intercreditor agreement on terms not less favorable to any member of the Lender Group than the terms of the intercreditor agreement described in clause (a) above and reasonably satisfactory to Agent, pursuant to which the holders (or the Junior Lien Term Loan Agent or other trustee or agent on behalf of the holders) of any Indebtedness subordinate the Liens securing such Indebtedness to the Senior Secured Notes Obligations and the Obligations and which is acknowledged by the Loan Parties.

“Junior Lien Notes” means the 6.875% Senior Secured Junior Lien Notes due 2031 issued by Parent pursuant to the Junior Lien Indenture.

“Junior Lien Notes Agent” means The Bank of New York Mellon., in its capacities as trustee and as notes collateral agent under the Junior Lien Notes Indenture and the other Junior Lien Notes Documents, together with any successor trustee or collateral agent appointed pursuant to the Junior Lien Notes Documents.

“Junior Lien Notes Documents” means the Junior Lien Notes, the Junior Lien Notes Indenture and all other guarantees, security documents and other documents executed and delivered with respect to the Junior Lien Notes.

“Junior Lien Notes Indenture” means that certain Indenture, dated as of December 18, 2018, among Parent, as issuer, the Subsidiaries of Parent party thereto, as subsidiary guarantors, and The Bank of New York Mellon, as trustee and collateral agent, as supplemented by the First Supplemental Indenture, dated as of March 15, 2019, and the Second Supplemental Indenture, dated as of March 15, 2019.

“Junior Lien Notes Obligations” means the “Notes Obligations” as such term is defined in the Junior Lien Notes Indenture or any equivalent term used to describe the obligations arising thereunder and in connection therewith.

“Junior Lien Term Loan Agent” means The Bank of New York Mellon, in its capacities as administrative agent and collateral agent under the Junior Lien Term Loan Credit Agreement and the other Junior Lien Term Loan Documents, together with any successor administrative agent or collateral agent appointed pursuant to the Junior Lien Term Loan Documents and the Junior Lien Intercreditor Agreement.

“Junior Lien Term Loan Credit Agreement” means that certain Junior Lien Term Loan Credit Agreement, dated as of July 16, 2018, by and among Parent, as the borrower, the lenders party thereto, the guarantors party thereto, and the Junior Lien Term Loan Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof).

“Junior Lien Term Loan Documents” means the Junior Lien Term Loan Credit Agreement, the promissory note(s), the Collateral Documents (as defined in the Junior Lien Term Loan Credit Agreement) and all other guarantees, security documents and other documents executed and delivered with respect to the Junior Lien Term Loan Credit Agreement.

“Junior Lien Term Loan Obligations” means the “Obligations” as such term is defined in the Junior Lien Term Loan Credit Agreement or any equivalent term used to describe the obligations arising thereunder and in connection therewith.

“Junior Lien Tranche A Loan” means the “Tranche A Loan” (as defined in the Junior Lien Term Loan Credit Agreement).

“Landlord Reserve” means, as to each location at which a Borrower has Inventory and as to which a Collateral Access Agreement has not been received by Agent on or prior to the date that is 30 days after the Closing Date (or such later date as  may be agreed by Agent in its sole discretion), a reserve in an amount equal to 3 months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects, the number of months’ rent, storage charges, fees or other amounts for which the landlord, bailee, processor, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

“Lease Extension Order” has the meaning assigned to such term in Section 5.24(b).

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Consultant” has the meaning assigned to such term in Section 5.21.

“Lender Group Expenses” means all (a) reasonable and documented costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of this Agreement, (h) Agent’s and Lenders’ reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified in Section 17.9(a) of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means any of the following: (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit; (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit); or (d) the Borrowers making other arrangements with respect to the Letters of Credit of any Issuing Bank satisfactory to such Issuing Bank in its sole discretion.

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

“Letter of Credit Fee” has the meaning specified in Section 2.6(b) of this Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.11(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified in Section 2.11(f) of this Agreement.

“Letter of Credit Sublimit” means $3,500,000.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“LIBOR Rate” means, for any calendar month, the rate (expressed  as a percentage  per  annum  and rounded upward, if necessary, to the next nearest 1/100 of 1%) for deposits in Dollars, for a one-month period, that appears  on  Bloomberg  Screen  US0001M  (or  the  successor  thereto)  as  the  London  interbank  offered  rate  for deposits  in  Dollars  as  of  11:00  a.m.,  London  time,  as  of  two Business Days prior to the first day of such calendar month (and,  in no event shall  the  LIBOR  Rate  shall  be  less than  1.50%), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.  For the sake of clarity, the LIBOR Rate shall be adjusted monthly on the first day of each month.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Line Cap” means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount and (b) the Borrowing Base as of such date of determination.

“Line Items” has the meaning specified in the definition of “Approved Budget Variance Report”.

“Loan” means any Revolving Loan, Swing Loan or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified in Section 2.9 of this Agreement.

“Loan Documents” means this Agreement, the Financing Orders, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Guaranty and Security Agreement, any Intercompany Subordination Agreement, the Intercreditor Agreements, any Issuer Documents, any Compliance Certificate, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements and any Hedge Agreement).

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties’ and their Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral. Notwithstanding the foregoing, (i) the filing of the Chapter 11 Case (and any defaults under pre-petition agreements, so long as the exercise of remedies as a result of such defaults are stayed under the Bankruptcy Code or such agreements are voided or invalidated by the Bankruptcy Court), (ii) the events that led up to the commencement of the Chapter 11 Case, including as described in the  Declaration of Elaine Lintecum in Support of First Day Motions, dated on or about the date hereof, and (iii) the incurrence of any claim or liability that is Pre-Petition, unsecured and junior in priority to the Obligations (each of the foregoing clauses (i), (ii) and (iii), collectively, the “Events and Circumstances”), will, individually and collectively, not be deemed to have a Material Adverse Effect.

“Material Contracts” means each of the agreements listed as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2018 or any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed thereafter, included therein pursuant to the requirements of clauses (2), (4), (9) or (10) of Item 601(b) of Regulation S-K (other than those which have expired, terminated or are otherwise no longer in effect).

“Material Subsidiary” means (a) each Borrower and (b) as of any date, any wholly owned Subsidiary of Parent whose total assets, as of that date, are greater than $5,000,000 and whose total revenues for the most recent 12‑month period exceed $5,000,000.

“Maturity Date”  means the earliest of: (a) August 12, 2021; (b) if the Final Financing Order is not entered within forty-five (45) calendar days after the Petition Date, immediately thereafter, (c) the effective date of a Chapter 11 plan of reorganization, and (d) the closing of a sale of all or substantially all of the assets of the Loan Parties pursuant to Section 363 of the Bankruptcy Code.

“Maximum Revolver Amount” means (a) until such time as the Final Financing Order has been entered, $12,500,000 (or, if less, the amount of the Revolver Commitments after giving effect to any reductions in accordance with Section 2.4 of this Agreement) and (b) at all times thereafter, $50,000,000 (decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement).

“McClatchy Family Entity” has the meaning specified in the definition of Change of Control.

“Missed Contribution” means any contribution to The McClatchy Company Retirement Plan required under ERISA or the IRC that (1) is not made by the Parent or any ERISA Affiliate on or before the due date for such contribution, and (2) is subject to a forbearance agreement between The McClatchy Company (on behalf of each ERISA Affiliate) and PBGC; except that “Missed Contribution” does not mean any required contribution that is not made by the due date for such contribution but is made within 10 Business Days of the expiration of the forbearance agreement between The McClatchy Company and PBGC governing such contribution.

“Member of the McClatchy Family” means: (a) Trust for the Primary Benefit of James B. McClatchy, Trust for the Primary Benefit of Charles K. McClatchy, Trust for the Primary Benefit of Sue Stiles, Molly Maloney Evangelisti, Brown McClatchy Maloney, Kevin McClatchy, Adair McClatchy, Carlos McClatchy, Trust FBO William McClatchy, C.K. McClatchy Exempt T/U/W fbo Charles K. McClatchy, C.K. McClatchy Non-exempt T/U/W fbo Charles K. McClatchy, Britney Beth Maloney, Trust FBO Cortney Cate Maloney, Trust FBO Blaire Brinnen Maloney, Trust FBO Mallory McClatchy Maloney, and Carolan Kelly Stiles; (b) the spouse, for the time being and from time to time, of any Person listed in clause (a) above; (c) after the death of any Person listed in clause (a) above, the widow or widower, if any, of any Person listed in clause (a) above; (d) the issue of any Person listed in clause (a) above; (e) individuals adopted by any Person listed in clause (a) above or adopted by any of the issue of any Person listed in clause (a) above;  provided, however, that such individuals have not attained the age of majority at the date of such adoption, together with the issue of any such adopted individuals; provided that if any Person is born out of wedlock he shall not be deemed to be the issue of another Person for the purposes hereof unless and until he is proven or acknowledged to be the issue of such Person; or (f) a Qualified Trust, but only to the extent of its Family Percentage Holding of voting shares or rights to voting shares of the capital stock of the Parent at such time.

“Moody’s” has the meaning specified in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Named Consultant” means FTI, Evercore, Skadden, or another named Consultant that the Loan Parties and the Lender Group mutually agree to.

“Non-Consenting Lender” has the meaning specified in Section 14.2(a) of this Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Loan Party Cap” means an amount not to exceed $500,000 in the aggregate for any and all investments, advances, transfers or other means of dispositions pursuant to: (a) clause (n)(iv) of the definition of “Permitted Dispositions”, (b) clause (d) of the definition of “Permitted Intercompany Advances”, and (c) clause (n)(iii) of the definition of “Permitted Investments”.

“Notice of Borrowing” has the meaning set forth in Section 2.3 of this Agreement.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan, (h) any event or condition that results in the insolvency of a Multiemployer Plan under ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Pension Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any Loan Party or ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than premiums due and not delinquent).

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation.  Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified in Section 13.1(e) of this Agreement.

“Other Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into in the ordinary course of business with any counterparty that is not a Hedge Provider hereunder.  For the avoidance of doubt, Other Hedge Obligations shall not constitute Secured Obligations under and as defined in the Guaranty and Security Agreement.

“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.

“Parent” has the meaning specified in the preamble to this Agreement.

“Participant” has the meaning specified in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Patent Security Agreement” has the meaning specified in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified in Section 4.13 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement.

“Permitted Discretion” means a determination made in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment in good faith.

“Permitted Dispositions” means:

(a)         sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, surplus, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property which do not materially interfere with the conduct of the business of the Loan Parties and their Subsidiaries as conducted immediately prior to such lease or sublease,

(b)         sales of Inventory to buyers in the ordinary course of business,

(c)         the use or transfer of money or Cash Equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d)         (i) the licensing or sublicensing (including intercompany licenses and sublicenses), on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in a manner which does not materially interfere with the conduct of the business of the Loan Parties and their Subsidiaries as conducted immediately prior to such license or sublicense or (ii) the licensing or sublicensing by a Loan Party to a third party (that is not an Affiliate of any Loan Party or its Subsidiaries), on an exclusive basis (but subject to the Agent’s Liens), of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business to licensees in order for such licensees to use such licensed content to produce films, television shows or other similar visual media contents and any ancillary rights (e.g., publishing rights or novelization rights) thereto which licenses do not materially interfere with the conduct of the business of the Loan Parties and their Subsidiaries as conducted immediately prior to such license or sublicense,

(e)         the granting or creation of Permitted Liens,

(f)         the sale or discount, in each case without recourse, of accounts receivable (other than Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)         any involuntary loss, damage or destruction of property,

(h)         any involuntary condemnation, seizure or taking, by exercise of the power or eminent domain or otherwise, or confiscation or requisition of use of property,

(i)          the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business,

(j)          [Reserved],

(k)         (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business, so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights and (B) such lapse or abandonment is not materially adverse to the interests of the Loan Parties and their Subsidiaries (as determined in good faith by Parent),

(l)          the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m)        the making of Permitted Investments,

(n)         so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Loan Party or any of its Subsidiaries (other than any Borrower) to a Loan Party, (ii) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party or to Parent, (iii) from any Borrower to another Borrower, and (iv) from any Loan Party to any Subsidiary that is not a Loan Party, so long as (A) the aggregate fair market value of all assets transferred to any Subsidiary that is not a Loan Party (including the proposed transfer pursuant to this clause (iv)) would not exceed the Non-Loan Party Cap, and (B) the assets to be transferred do not contribute to the Borrowing Base,

(o)         [Reserved]

(p)         [Reserved],

(q)         [Reserved]

(r)         [Reserved],

(s)         the transfer of improvements, additions or alterations in connection with the lease of any property,

(t)          sales, transfers and other dispositions approved pursuant to an order of the Bankruptcy Court, in all cases, with the consent of the Agent (it being understood and agreed that the Agent has consented to the sale of the Specified Real Property); and

(u)         operating leases in the ordinary course of business;

provided however, no sales, transfers and other dispositions (other than non-exclusive licenses or sublicenses) of any intellectual property that is used or useful in connection with the ABL Priority Collateral may be made to any Person (other than another Loan Party) unless the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive, royalty-free, worldwide license of such intellectual property in favor of the Agent for use in connection with the exercise of the rights and remedies of the Agent under the Loan Documents.

“Permitted Indebtedness” means:

(a)         Indebtedness in respect of the Obligations,

(b)         Indebtedness as of the Closing Date set forth on Schedule 4.14 and any Refinancing Indebtedness in respect of such Indebtedness,

(c)         Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)         Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e)         Indebtedness consisting of (i) unsecured guarantees and obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; and (ii) unsecured obligations arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions,

(f)         Pre-Petition Indebtedness owed to Wells Fargo Bank, National Association in a principal amount not to exceed $26,650,000 pursuant to the Existing Letters of Credit,

(g)         Indebtedness pursuant to a letter of credit facility in a principal amount not to exceed, at any time, $46,500,000 less the amount of Existing Letters of Credit;

(h)         Pre-Petition Indebtedness incurred in the ordinary course of business under performance, surety, statutory, bid or appeal bonds,

(i)          Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)          the incurrence by any Loan Party or its Subsidiaries of Pre-Petition Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes,

(k)         Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services, in all cases, in accordance with the Cash Management Order,

(l)          Pre-Petition unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $5,000,000 and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(m)        [Reserved],

(n)         Indebtedness composing Permitted Investments,

(o)         unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business, in all cases, in accordance with the Cash Management Order,

(p)         the guaranty pursuant to that certain Guaranty Agreement, dated as of September 24, 2015, by The Kansas City Star, a division of Cypress Media, LLC, in favor of the City of Kansas City, Missouri,

(q)         Indebtedness in an aggregate outstanding principal amount not to exceed $2,000,000 at any time outstanding for all Subsidiaries of each Loan Party that are Foreign Subsidiaries or

CFCs; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,

(r)         accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(s)         Pre-Petition Indebtedness in respect of the Senior Secured Notes Documents, in an aggregate principal amount not to exceed $268,100,000 minus the amount of any mandatory repayment, prepayment or redemption of the Senior Secured Notes on or prior to any date of determination, so long as such Indebtedness is subject to the terms of the Senior Secured Notes Intercreditor Agreement,

(t)          Pre-Petition Indebtedness in respect of the Junior Lien Term Loan Documents and the Junior Lien Notes Documents, in an aggregate principal amount not to exceed the sum of (i) (A) $157,100,000 with respect to the Junior Lien Tranche A Loan (so long as such Indebtedness is subject to the terms of a Junior Lien Intercreditor Agreement) and (B) $268,423,000 with respect to the Junior Lien Notes (so long as such Indebtedness is subject to the terms of a Junior Lien Intercreditor Agreement);

(u)         Pre-Petition unsecured Indebtedness in respect of the Existing Unsecured 2029 Debentures in an aggregate principal amount outstanding not in excess of $7,807,000,

(v)         Pre-Petition unsecured Indebtedness in respect of the Existing Unsecured 2027 Debentures in an aggregate principal amount outstanding not in excess of $7,105,000,

(w)        any other unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $10,000,000 at any one time,

(x)         Indebtedness incurred in respect of workers’ compensation claims, health, disability or other employee benefit or property, casualty or liability insurance, self-insurance obligations or security deposits, banker’s guarantees or banker’s acceptances, in each case in the ordinary course of business,

(y)         Indebtedness incurred in connection with (i) insurance premium financing arrangements not to exceed $10,000,000 at any time outstanding and in the ordinary course of business on an unsecured basis or secured solely by the insurance policies financed or (ii) take-or-pay obligations in supply agreements in the ordinary course of business,

(z)         Pre-Petition Indebtedness consisting of guarantees in respect of obligations of joint ventures, in an aggregate amount not to exceed $5,000,000 at any time outstanding, and

(aa)       unsecured guarantees by (i) Parent or any Loan Party of Indebtedness of Parent or any Loan Party permitted by clauses (a) through (z) above, and (ii) any Subsidiary that is not a Loan Party of any Indebtedness of any Subsidiary that is not a Loan Party.

“Permitted Intercompany Advances” means loans (other than short-term intercompany payables arising under shared services arrangements (as among any of Parent and its Subsidiaries) in the ordinary course of business) made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (c) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as (i) the aggregate amount of all such loans (by type, not by the borrower) outstanding at any one time pursuant to this clause (d) does not exceed the Non-Loan Party Cap, (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, and

(iii) Borrowers shall have Excess Availability in an amount not less than the 20% of the Maximum Revolver Amount, immediately after giving effect to each such loan.

“Permitted Investments” means:

(a)         Investments in cash and Cash Equivalents,

(b)         Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)         advances made in connection with, and accounts receivable or notes receivable arising from, sales of goods or services in the ordinary course of business,

(d)         Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)         Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f)         guarantees permitted under the definition of Permitted Indebtedness and guarantees of obligations not constituting Indebtedness in the ordinary course of business,

(g)         Permitted Intercompany Advances,

(h)         Investments acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)          deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)          (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, (ii) commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are expected at the time of such advance ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, and (iii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $2,000,000 at any one time,

(k)         [Reserved],

(l)          Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Parent),

(m)        Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness,

(n)         (i) equity Investments by any Loan Party in any other Loan Party (other than Parent), (ii) equity Investments made by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iii) equity Investments made by any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount not to exceed the Non-Loan Party Cap for all such Investments, so long as at the time of the making of such Investment, no Event of Default has occurred and is continuing or would result therefrom, and (iv) other equity Investments by a Loan Party in any Subsidiary that is not a Loan Party as may be agreed by Agent in writing,

(o)         [Reserved],

(p)         Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility, unemployment insurance, workers’ compensation, performance and other deposits made in the ordinary course of business by Parent or any of its Subsidiaries, in all cases, in accordance with any applicable orders entered by the Bankruptcy Court,

(q)         Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan, including, without limitation, split-dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by Parent and its Subsidiaries in connection with such plans, and

(r)         prepayments and other credits to suppliers made in the ordinary course of business;

provided however, no Investments in the form of sale, disposition or any other transfer (other than non-exclusive licenses or sublicenses) of any intellectual property that is used or useful in connection with the ABL Priority Collateral may be made to any Person (other than another Loan Party) unless the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive royalty-free worldwide license of such intellectual property in favor of the Agent for use in connection with the exercise of the rights and remedies of the Agent under the Loan Documents.

“Permitted Liens” means:

(a)         Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)         Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, (ii) are not yet subject to penalties for non-payment and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests or (iii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)         judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d)         Liens set forth on Schedule P-2;  provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness or other obligations that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)         the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)         purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii)

such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)         Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)         Liens (other than Liens imposed under ERISA and excluding any deposits of cash or cash collateral) on amounts deposited in the ordinary course of business to secure Parent’s and its Subsidiaries’ obligations in connection with worker’s compensation, unemployment, general insurance and other insurance laws, old age pensions and other social security or retirement benefits, in each case not in relation to borrowed money,

(i)          Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, leases, and agreements with utilities in the ordinary course of business and not in connection with the borrowing of money,

(j)          Liens on amounts deposited to secure Parent’s and its Subsidiaries’ reimbursement obligations with respect to surety, performance or appeal bonds obtained in the ordinary course of business,

(k)         with respect to any Real Property, minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, that does not secure an obligation for borrowed money and that does not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Parent or any of its Subsidiaries,

(l)          non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business to the extent permitted under the definition of “Permitted Dispositions”,

(m)        Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)         rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)         Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business,

(q)         Liens in favor of Wells Fargo Bank, National Association to secure the obligations under the Existing Letters of Credit solely on cash collateral in an amount not to exceed $27,982,500,

(r)         Liens on cash collateral in an amount not to exceed $48,825,000 minus the amount of cash collateral held for any Existing Letters of Credit to secure obligations owing under Indebtedness permitted under clause (g) of Permitted Indebtedness,

(s)         Liens granted under the Senior Secured Notes Documents, to, or for the benefit of, the Senior Secured Notes Agent in order to secure the Senior Secured Notes Obligations pursuant to clause (s) of the definition of Permitted Indebtedness (so long as such Liens are subject to the terms of the Senior Secured Notes Intercreditor Agreement),

(t)          Liens granted under the Junior Lien Term Loan Documents and the Junior Lien Notes Documents in order to secure the Junior Lien Term Loan Obligations and the Junior Lien Notes Obligations, respectively, pursuant to clause (t)(i) of the definition of Permitted Indebtedness (so long as such Liens are subject to the terms of any Junior Lien Intercreditor Agreement),

(u)         leases, licenses, subleases, sublicenses of assets (including, without limitation, Real Property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of Parent or any of its Subsidiaries or be reasonably expected to have a material adverse effect on the ABL Priority Collateral or the Agent’s ability to exercise rights and remedies hereunder, to the extent any such lease, license, sublease or sublicense is not prohibited hereunder,

(w)        Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods directly related thereto in the ordinary course of business,

(x)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Parent or any of its Subsidiaries in the ordinary course of business solely with respect to the specific assets subject to such arrangements,

(y)         Liens arising in connection with Cash Equivalents describe in clause (f) of the definition of Cash Equivalents,

(z)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Parent and its Subsidiaries in the ordinary course of business,

(aa)       Liens securing Indebtedness or other obligations in respect of Cash Management Services or Other Hedge Obligations, in each case, incurred in the ordinary course of business and so long as the related Indebtedness or other obligations are (A) permitted under this Agreement and (B) in an aggregate value not in excess of $11,000,000 at any time,

(bb)       Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon,

(cc)       statutory or common law liens of landlords,

(dd)       customary Liens granted in favor of a trustee to secure customary administrative fees and other amounts owing to such trustee under an indenture or other agreement in respect of Permitted Indebtedness,

(ee)       Liens in favor of credit card processors granted in the ordinary course of business, and

(ff)        other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of obligations secured thereby does not exceed $5,000,000.

“Permitted Prior Liens” means, collectively, Liens permitted by the Pre-Petition Credit Facility (to the extent any such permitted Liens are valid, enforceable, properly perfected, non-avoidable and senior in priority to the Liens securing the obligations under the Pre-Petition Credit Facility as of the Petition Date).

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $10,000,000.

“Permitted Residuary Beneficiary” means any Person who is a beneficiary of a Qualified Trust and, under the terms of the Qualified Trust, is entitled to distributions out of the capital of such Qualified Trust only after the death of all of the Qualified Persons who are beneficiaries of such Qualified Trust.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Petition Date” has the meaning specified in the Recitals to this Agreement.

“Plan Termination” means termination of the McClatchy Company Retirement Plan under 29 U.S.C. § 1341(c) or 1342.

“Platform” has the meaning specified in Section 17.9(c) of this Agreement.

“Post-Petition Obligations” means Indebtedness of any Loan Party that was incurred or accrued after the commencement of the Chapter 11 Case.

“Pre-Petition” means the period prior to the commencement of the Chapter 11 Case.

“Pre-Petition Credit Facility” means Parent’s existing credit facility governed by that certain Credit Agreement, dated as of July 16, 2018 (as amended, restated, supplemented, or otherwise modified prior to the Petition Date), by and among Parent, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, swing line lender and L/C issuer, and the other related loan documentation.

“Pre-Petition Indebtedness” means Indebtedness of any Loan Party that was incurred or accrued prior to the commencement of the Chapter 11 Case.

“Pro Rata Share” means, as of any date of determination:

(a)         with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)         with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders, and

(c)         with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1;  provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.

“Protective Advances” has the meaning specified in Section 2.3(d)(i) of this Agreement.

“Public Lender” has the meaning specified in Section 17.9(c) of this Agreement.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Qualified Person” means a Person referred to in clauses (a) through (e) of the definition of “Member of the McClatchy Family” or the spouse, widow or widower for the time being and from time to time of any Person described in clause (d) or (e) of the definition of “Member of the McClatchy Family.”

“Qualified Trust” means a trust (whether testamentary or inter vivos) any beneficiary of which is a Qualified Person.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Real Property Collateral” means all Real Property of Loan Parties.

“Receivables Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including Landlord Reserves for books and records locations and reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or Eligible Unbilled Accounts.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)         such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)         such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially more burdensome or restrictive as to the Persons obligated with respect to such Indebtedness,

(c)         if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)         the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated (or would be required to become obligated) with respect to the Indebtedness that was refinanced, renewed, or extended,

(e)         if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(f)         if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of this Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified in Section 2.13(b) of this Agreement.

“Report” has the meaning specified in Section 15.16 of this Agreement.

“Reported Fee Accruals” means all accrued and unpaid fees, disbursements, costs and expenses of the Case Professionals.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, Inventory Reserves, Receivables Reserves, Bank Product Reserves, Carve-Out Reserve, and those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to reflect (i) events, conditions, contingencies or risks which affect or may affect (A) the Collateral or its value, or the enforceability, perfection or priority of the security interests and other rights of Agent in the Collateral (including, without limitation, amounts entitled to priority under Section 503(b) of the Bankruptcy Code, as reasonably determined by the Agent, or (B) the assets, business or prospects of any Borrower or any Loan Party, (ii) Agent's good faith concern that any Collateral report or financial information furnished by or on behalf of any Borrower or any Loan Party to Agent is or may have been incomplete, inaccurate or misleading in any material respect, (iii) any fact or circumstance which Agent determines in good faith constitutes, or could constitute, a Default or Event of Default, (iv) past due Taxes, or (v) any other events or circumstances which Agent determines in good faith make the establishment or revision of a reserve prudent.

“Responsible Officer” means, with respect to any Person, such Person’s chief executive officer, president, chief financial officer, vice president, general counsel, treasurer or assistant treasurer.

“Restricted Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent or any of its Subsidiaries (including any such payment in connection with any merger or consolidation involving Parent or any of its Subsidiaries) or to the direct or indirect holders of Equity Interests issued by Parent or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent or any of its Subsidiaries), or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Parent or any of its Subsidiaries) of any Equity Interests issued by Parent or any of its Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent or any of its Subsidiaries now or hereafter outstanding.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified in Section 2.1(a) of this Agreement.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Secured Notes” means $262,851,000 aggregate principal amount of Parent’s 9.000% Senior Secured Notes due July 15, 2026 and issued by Parent pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacities as trustee and as notes collateral agent under the Senior Secured Notes Indenture and the other Senior Secured Notes Documents, together with any successor trustee or notes collateral agent appointed pursuant to the Senior Secured Notes Documents and the Senior Secured Notes Intercreditor Agreement.

“Senior Secured Notes Documents” means the Senior Secured Notes, the Senior Secured Notes Indenture and all other guarantees, security documents and other documents executed and delivered with respect to the Senior Secured Notes.

“Senior Secured Notes Intercreditor Agreement” means the ABL/Notes Intercreditor Agreement, dated as of the July 16, 2018, between the Senior Secured Notes Agent and Agent, and acknowledged by the Loan Parties, as amended and in effect from time to time in accordance with the terms thereof.

“Senior Secured Notes Obligations” means the “Notes Obligations” as such term is defined in the Senior Secured Notes Indenture or any equivalent term used to describe the obligations arising thereunder and in connection therewith.

“Senior Secured Notes Indenture” means that certain Indenture, dated as of July 16, 2018, among Parent, as issuer, the Subsidiaries of Parent party thereto, as subsidiary guarantors, and the Senior Secured Notes Agent.

“Settlement” has the meaning specified in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified in Section 2.3(e)(i) of this Agreement.

“Specified Event of Default” means any Event of Default described in any of Sections 8.1 or 8.2(a)(iii).

“Specified Real Property” means the real property and improvements owned by the Parent or any Subsidiary at (i) 310 S. Dawson Street in the City of Raleigh, County of Wake, State of North Carolina, and bearing tax parcel number 1703-57-6659 and (ii) 1200 N. Curtis and 1320 N. Eagleson Rd, in the City of Boise, County of Ada, State of Idaho.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Statutory Committee” means any official committee of unsecured creditors in the Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.  Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Parent.

“Sub-facility Letter of Credit” means a Letter of Credit.

“Supermajority Lenders” means, at any time, Revolving Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Revolving Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Revolving Lenders (who are not Affiliates of one another), “Supermajority Lenders” must include at least two Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means Encina Business Credit SPV, LLC.

“Swing Loan” has the meaning specified in Section 2.3(b) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified in Section 14.2(a) of this Agreement.

“Trademark Security Agreement” has the meaning specified in the Guaranty and Security Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“Unbilled AR Cap” means: (a) as of the last day of each month, $3,000,000, and (b) at all other times during each month, an amount equal to fifty percent (50%) of the sum of: (i) the amount of Availability generated under clause (a) of the “Borrowing Base”, plus (ii) the amount of Availability generated under clause (b)(i) of the “Borrowing Base”, in each case, calculated without giving effect to any outstanding Revolver Usage.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified in Section 2.10(b)(i) of this Agreement.

“Voidable Transfer” has the meaning specified in Section 17.8 of this Agreement.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2        Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.  Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.  Notwithstanding anything to the contrary contained in this Section or in the definition of “Capitalized Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof or entered into prior to December 31, 2018) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.3        Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Division of the Code, the definition of such term contained in Division 9 of the Code shall govern.

1.4        Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5        Time References.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central Time.  For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6        Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.          LOANS AND TERMS OF PAYMENT.

2.1        Revolving Loans.

(a)         Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)          such Lender’s Revolver Commitment, or

(ii)         such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)        the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B)        the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(c)), less (2) the sum of (x) the Letter of Credit Usage) at such time, plus (y) the principal amount of Swing Loans outstanding at such time.

(b)         Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(c)         Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves against the Borrowing Base.  The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts, Eligible Unbilled Accounts and Eligible Inventory shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria.

2.2        [Reserved].

2.3        Borrowing Procedures and Settlements.

(a)         Procedure for Borrowing Revolving Loans.  Administrative Borrower shall request each Borrowing by submitting such request by ABLSoft (or, if requested by Agent, by delivering, in writing or by an Approved Electronic Communication, a Notice of Borrowing substantially in the form of Exhibit N-1 hereto) (each such request a “Notice of Borrowing”).  and received by Agent no later than 12:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is one Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 12:00 p.m. on the applicable Business Day.  All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.  In connection with delivery and receipt of electronic communications, prior to the Closing Date, Administrative Borrower shall deliver to Agent a complete and executed Client User Form regarding Borrowers’ use of ABLSoft in the form of Exhibit X-1 annexed hereto.

(b)         Making of Swing Loans.  In the case of a Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, upon the request of the Borrowers, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Authorized Account.  Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at a per annum rate equal to LIBOR Rate plus the Applicable Margin.

(c)         Making of Revolving Loans.

(i)          In the event that Swing Lender is not obligated to make a Swing Loan or the requested Borrowing is not a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is at least one Business Day prior to the requested Funding Date.  If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date.  After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Authorized Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)         Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount.  If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 12:00 p.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account).  If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)         Protective Advances and Optional Overadvances.

(i)          Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii)         Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Loan Parties and the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Borrowing Base, and (B) subject to Section 2.3(d)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e).

(iii)       Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder.  Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance.  The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv)        Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments; provided that Agent may make Extraordinary Advances in excess of the foregoing limitations so long as such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments are for Agent’s sole and separate account and not for the account of any Lender.  No Lender shall have an obligation to settle with Agent for such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments as provided in Section 2.3(e) (or Section 2.3(g), as applicable).

(e)         Settlement.  It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i)          Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)         In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)       Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans.  If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)        Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)         Notation.  Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)         Defaulting Lenders.

(i)          Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other

Non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii).  Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers).  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)         If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)        such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)        if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(C)        if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)        to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)        to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)         so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)        Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).  Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(h)         Independent Obligations.  All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4        Payments; Termination of Commitments; Prepayments.

(a)         Payments by Borrowers.

(i)          Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m on the date specified herein.  Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)         Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)         Apportionment and Application.

(i)          So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)         Subject to Section 2.4(b)(v) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Authorized Account) or such other Person entitled thereto under applicable law.

(iii)       At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)        first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents and to pay interest and principal on Extraordinary Advances that are held solely by Agent pursuant to the terms of Section 2.3(d)(iv), until paid in full,

(B)        second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,

(C)        third, to pay interest due in respect of all Protective Advances, until paid in full,

(D)        fourth, to pay the principal of all Protective Advances, until paid in full,

(E)        fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)         sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(G)        seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,

(H)        eighth, to pay the principal of all Swing Loans, until paid in full,

(I)         ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances), until paid in full,

(J)         tenth, ratably

i.           ratably, to pay the principal of all Revolving Loans, until paid in full,

ii.          to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage  (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement in respect of any Sub-facility Letter of Credit as and when such disbursement occurs and, if a Sub-facility Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

iii.         ratably, to (y) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K)        eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders, (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof);

(L)        twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M)       thirteenth, to Borrowers (to be wired to the Authorized Account) or such other Person entitled thereto under applicable law.

(iv)        Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v)         In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)        For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)       In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(viii)     For purposes of determining the Borrowing Base, such amounts will be credited to the Loan Account and the Collateral balances to which they relate upon Agent's receipt of an advice from Agent's Bank (set forth in Schedule A-1) that such items have been credited to Agent's account at Agent's Bank (or upon Agent's deposit thereof at Agent's Bank in the case of payments received by Agent in kind), in each case subject to final payment and collection.  However, for purposes of computing interest on the Obligations, such items shall be deemed applied by Agent two Business Days after Agent's receipt of advice of deposit thereof at Agent's Bank.

(c)         Termination and Reduction of Commitments.  The Revolver Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement.  Subject to payment of the applicable Early Termination Fee (if applicable), Borrowers may reduce the

Revolver Commitments, to an amount not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a),  plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a);  provided that the aggregate of all such reductions shall not be more than $10,000,000.  Subject to the proviso in the immediately preceding sentence, each such reduction shall be in an amount which is not less than $5,000,000 and shall be made by providing not less than five Business Days prior written notice to Agent, and shall be irrevocable.  The Revolver Commitments, once reduced, may not be increased.  Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.  In connection with any reduction in the Revolver Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.

(d)         Optional Prepayments.  Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(e)         Mandatory Prepayments.  If, at any time, (A) the Revolver Usage on such date exceeds (B) the lesser of (x) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, or (y) the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(c), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

(f)         Application of Payments.  Each prepayment pursuant to Section 2.4(e) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

2.5        Promise to Pay; Promissory Notes.

(a)         Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred, or (ii) the date on which demand therefor (together with backup documentation or explanation supporting such request) is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)).  Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.  Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)         Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes.  In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers.  Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6        Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)         Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)          if the relevant Obligation is (A) a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin or (B) a Swing Loan that bears interest at a rate determined by reference to LIBOR Rate, at a per annum rate equal to LIBOR Rate plus the Applicable Margin, and

(ii)         solely to the extent such Obligation is so required under Section 2.12 or otherwise specifically required under any other provision of this Agreement, at a per annum rate equal to the Base Rate plus the Applicable Margin.

(b)         Letter of Credit Fee.  Borrowers shall pay Agent for the ratable benefit of the Revolving Lenders a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11) that shall accrue (i) at a per annum rate equal to the Applicable Margin, times the average amount of the Letter of Credit Usage during the immediately preceding month (or portion thereof).

(c)         Default Rate.  (i) Automatically upon the occurrence and during the continuation of a Specified Event of Default and (ii) upon the occurrence and during the continuation of any other Event of Default (other than a Specified Event of Default), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee described in clause(b)(i) of this Section 2.6 shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.

(d)         Payment.  Except to the extent provided to the contrary in Section 2.10,  Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each month; (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k)  shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (y) otherwise, the earlier of (A) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (B) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)).  Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when incurred or accrued, all non-out-of-pocket audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), (F) if Borrowers do not pay any such Lender Group Expenses within two Business Days of the date of Borrowers’ receipt of written notice thereof, all out-of-pocket audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), (G) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (H) with respect to other Lender Group Expenses, on the Closing Date and thereafter if Borrowers do not pay such other Lender Group Expenses within two Business Days of the date of Borrowers’ receipt of written notice thereof, and (I) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products); provided, that if such amounts are not paid and, instead, are charged to the Loan Account, they shall be charged thereto as of the day on which the item was first due and payable or incurred or accrued without regard to the applicable delay and such amounts shall accrue interest from such original date; provided further, that the applicable delays set forth in the foregoing clauses (F) and (H) shall not be applicable (and Agent shall be entitled to immediately charge to the Loan Account) at any time that an Event of Default has occurred and is continuing.  All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans.

(e)         Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year (other than amounts that accrue interest based on the Base Rate which shall be calculated on the basis of 365 or 366 day year, as applicable, and actual days elapsed), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)         Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7        Crediting Payments.  The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m.  If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8        Authorized Account.  Agent is authorized to make the Revolving Loans and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Authorized Account for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Authorized Account.

2.9        Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and, subject to the delays set forth in clauses (F) and (H) of Section 2.6(d) (if applicable), with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account.  Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10      Fees.

(a)         Agent Fees.  Borrowers shall pay Agent the following fees on the dates provided therefor, which fees are in addition to all fees and other sums payable by Borrowers or any other Person to Agent under this Agreement or under any other Loan Document and, in each case, are not refundable once paid:

(i)          Closing Fee. A fee, for the ratable benefit of the Lenders, equal to $625,000 (the "Closing Fee"), which shall be deemed to be fully earned, due and payable as of the Closing Date.

(ii)         Monthly Administration Fee.  A monthly fee, for the sole benefit of Agent, equal to $2,500 (the "Monthly Administration Fee") for each month, or part thereof prior to the Maturity Date.  The Monthly Administration Fee shall fully earned, due and payable monthly in advance on the Closing Date and on the first day of each month following the Closing Date.

(iii)       Early Termination Fee.

(A)        In the event that (A) (x) the maturity of the Obligations is accelerated (or deemed accelerated) and the Revolver Commitments are irrevocably terminated (or deemed terminated) in accordance with Article 9, or (y) the Commitments are terminated by the Administrative Borrower in accordance with the provisions of Section 3.5, (the date of such termination described in either clause (x) or (y), the “ETF Termination Date”) or (B) the Borrowers reduce (but do not terminate) the Revolver Commitments in accordance with the provisions of 2.4(c), in each case, for any reason on or before the first anniversary of the Closing Date, the Administrative Borrower shall pay (or cause to be paid) to the Agent, for the ratable benefit of the Lenders, a fee (the “Early Termination Fee”) in respect of the amounts which are or become payable by reason thereof equal to the following: one and one-half percent (1.50%) of (a) in the case of clause (A) above, the Commitments then in effect (without regard to any termination thereof) or (b) in the case of clause (B) above, the amount of any such reduction in the Aggregate Commitments; provided,  however, that, in each case, if applicable notice from the Administrative Borrower under Section 3.5 of the Credit Agreement is conditioned on the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such termination or reduction, then the applicable Early Termination Fee described in this numbered paragraph 3 shall only be payable if such condition is satisfied prior to the applicable date described above and the calculation of the amount of the Early Termination Fee shall be made as of the date such condition is satisfied; provided,  further, that for purposes of calculating the amount of the Early Termination Fee, the Commitments or Aggregate Commitments, as applicable, shall not include the amount of any unused Commitments of a Defaulting Lender. Notwithstanding anything to the contrary herein, the Early Termination Fee shall not be due and owing if the ETF Termination Date occurs in connection with, and on the same date, that the Encina Business Credit, LLC closes and funds an exit financing facility on the effective date of an Acceptable Plan (as such term is defined on Schedule 5.23).

(B)        The calculation of the amount of the Early Termination Fee shall be made as of the ETF Termination Date or the date of any Revolver Commitment reduction, as applicable. All parties hereto agree and acknowledge that the Lenders will have suffered damages on account of the events set forth in clause (A) above and that, in view of the difficulty in ascertaining the amount of such damages, the applicable Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof. The Early Termination Fee shall be earned and due and payable upon the occurrence of the ETF Termination Date or the date of any applicable Revolver Commitment reduction, as applicable.

(C)        Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated in accordance with this Agreement for any reason, including because of default (including acceleration by operation of law or otherwise), in each case, on or prior to the first anniversary of the Closing Date, the applicable Early Termination Fee, if any, determined as of the date of such acceleration will be due and payable in accordance with the paragraphs above as though the amounts owed to the Lenders were voluntarily prepaid as of such date in accordance with this Agreement and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof.  The Borrowers agree that payment of any Early Termination Fee due hereunder is reasonable under the circumstances currently existing.  The applicable Early Termination Fee, if any, shall also be payable in accordance with the paragraphs above in the event the amounts owed to the Lenders are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), agreement or by any other means on or prior to the first anniversary of the Closing Date.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE EARLY TERMINATION FEE IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION.  The Borrowers expressly agree that:  (A) the applicable Early Termination Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the applicable Early Termination Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; and (C) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  The Borrowers expressly acknowledge that their agreement to pay the applicable Early

Termination Fee to the Agent as herein described is a material inducement to the Lenders to enter into this Agreement.

(iv)        General. All fees payable hereunder constitute compensation for services rendered and do not constitute interest or a charge for the use of money.  All fees payable hereunder will be paid in immediately available funds, shall be non-refundable in all circumstances, and shall not be subject to any rebate or reduction by way of setoff or counterclaim.  All fees received by the Agent hereunder may be shared by the Agent with its affiliates or the Lenders as the Agent may determine in its sole discretion.

(b)         Unused Line Fee.        Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to one half of one percent (0.50%) per annum times the result of (A) the aggregate amount of the Revolver Commitments, less (B) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month from and after the Closing Date up to the first day of the month, prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c)         Field Examination and Other Fees.  Subject to any applicable limitations contained in Section 5.7(c), Borrowers shall pay or reimburse to Agent, field examination, appraisal, collateral reporting and valuation fees, charges and expenses, as and when incurred or chargeable (including travel, meals, and lodging: (i) for each filed exam performed by or on behalf of Agent, (ii) for the establishment of a system of electronic collateral reporting, and (iii) for the services of one or more third Persons to perform field examinations, to appraise the Collateral, or any portion thereof, or to assess any Loan Party’s or its Subsidiaries’ business valuation.

2.11      Letters of Credit.

(a)         Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Agent agrees to arrange for the Issuing Bank to issue standby Letter of Credits or a sight commercial Letter of Credits for the account of Borrowers.  Pursuant to the foregoing, and subject to the terms and conditions contained herein, Lender shall make Letters of Credit available to Borrowers by causing other financial institutions to issue them supported by Lenders’ guaranty or indemnification.  By submitting a request to Agent for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Agent cause the issuance of the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Agent’s and, as applicable, Issuing Bank’s, authentication procedures with results satisfactory to such Persons.  Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances.  Agent’s records of the content of any such request will be conclusive.  Anything contained herein to the contrary notwithstanding, Agent may, but shall not be obligated to, cause the issuance of a

Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.

(b)         Agent shall have no obligation to cause the issuance of a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)          the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii)         [reserved],

(iii)       the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iv)        the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c)         In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Agent shall not be required to arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Agent has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Agent’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii).  Additionally, Agent shall have no obligation to cause the issuance or extension of a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit (or Agent from causing same to be issued), or any law applicable to Agent or Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Agent or Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular (or, in either case, Agent from causing same to be issued), (B) the issuance of such Letter of Credit would violate one or more policies of either Agent or Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d)         Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank and Agent, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Bank or Agent makes a payment under, or pursuant to, a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made.  In the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans.  If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this Section 2.11(d), Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e)         Promptly following receipt of a notice of a Letter of Credit Disbursement in respect of a Sub-facility Letter of Credit pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro

Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Agent the amounts so received by it from the Revolving Lenders.  By the issuance of a Sub-facility Letter of Credit (or an amendment, renewal, or extension of any such Letter of Credit) and without any further action on the part of Agent or the Revolving Lenders, Agent shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each such Sub-facility Letter of Credit caused by Agent to be issued, in an amount equal to its Pro Rata Share of such Sub-facility Letter of Credit, and each such Revolving Lender agrees to pay to Agent such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Sub-facility Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement in respect of a Sub-facility Letter of Credit made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent elects, based upon the advice of counsel, to refund) to Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement in respect of a Sub-facility Letter of Credit pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement in respect of a Sub-facility Letter of Credit as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)         Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)          any Letter of Credit or any pre-advice of its issuance;

(ii)         any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)       any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)        any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)         any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi)        an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)       any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)     the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)        any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)         Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi)        any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(xii)       any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xiii)     the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity.  Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f).  If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)         The liability of Agent (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by such Person’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit.  Borrowers’ aggregate remedies against Agent and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Agent in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d),  plus interest at the rate then applicable to Revolving Loans hereunder.  Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Agent or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Agent and Issuing Bank to effect a cure.

(h)         Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Agent or Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes.  If Borrowers request Agent to cause the issuance of a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Agent; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Agent and/or Issuing Bank and Borrowers.  Borrowers will examine the copy of the Letter of Credit and any other documents sent by Agent on behalf of Issuing Bank in connection therewith and shall promptly notify Agent (not later than three (3) Business Days following Borrowers’ receipt of documents from Agent) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity.  Borrowers understand and agree that neither Agent nor Issuing Bank is required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Issuing Bank (with a copy to Agent) at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)          Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)          any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii)         payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)       Agent, Issuing Bank or any of its respective branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)        Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)         the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Agent, Issuing Bank or any other Person;

(vi)        Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

(vii)       any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, Agent, the beneficiary or any other Person; or

(viii)     the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(g) above, the foregoing shall not release Agent or Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Agent or Issuing Bank, as applicable, following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Agent and Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)          Without limiting any other provision of this Agreement, Agent and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Agent’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Agent for each drawing under each Letter of Credit shall not be impaired by:

(i)          honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)         honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)       acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)        the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)         acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)        any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii)       any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)     assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)        payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)         acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)        honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)       dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)     honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)         Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)):  any and all customary commissions, fees and charges then in effect imposed by, and any and all documented expenses incurred by the Agent relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)          If by reason of (x) any Change in Law, or (y) compliance by Agent or Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)          any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii)         there shall be imposed on Agent or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder (other than Taxes, which shall be governed by Section 16), and the result of the foregoing is to increase, directly or indirectly, the cost to Agent or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Agent or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolving Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)        Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date.  Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(n)         If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage.  If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(o)         Unless otherwise expressly agreed by Agent, Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)         Agent and Issuing Bank shall each be deemed to have acted with due diligence and reasonable care if such Person’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q)         In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r)         The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)         At Borrowers’ costs and expense, Borrowers shall execute and deliver to Agent such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Agent or Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document.  Each Borrower irrevocably appoints Agent as its attorney-in-fact and authorizes Agent, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents.  The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business.  This appointment is coupled with an interest.

2.12      Certain Provisions Regarding LIBOR Rate.

(a)         Inadequate or Unfair Basis.  If Agent or any Lender reasonably determines (which determination shall be binding and conclusive on Borrowers) that, by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, then Agent or such Lender shall promptly notify Administrative Borrower (and Agent, if applicable) thereof and, so long as such circumstances shall continue, (i) Agent and/or such Lender shall be under no obligation to make any LIBOR Loans and (ii)  each LIBOR Loan shall, unless then repaid in full, immediately and automatically accrue interest at per annum rate equal to the Base Rate plus the Applicable Margin.

(b)         Change in Law.  If any change in any change in market conditions or any Change in Law, or the adoption of any new, law, treaty or regulation, or any change in the interpretation of any applicable law or regulation by any Governmental Authority charged with the administration thereof, would make it (or in the good faith judgment of Agent or the applicable Lender cause a substantial question as to whether it is) unlawful or impractical for Agent or such Lender to make, maintain loans based on LIBOR Rate, fund LIBOR Loans, or to determine or charge interest rates at the LIBOR Rate, then Agent or such Lender shall promptly notify Borrower Representative and, so long as such circumstances shall continue, (i) Agent or such Lender shall have no obligation to make any LIBOR Loan and (ii) such LIBOR Loan shall, unless then repaid in full, immediately and automatically accrue interest at per annum rate equal to the Base Rate plus the Applicable Margin.

(c)         LIBOR Discontinuation.  Notwithstanding anything contained herein to the contrary, if Agent reasonably determines after the date hereof that the LIBOR Rate has been discontinued or is no longer available as a benchmark interest rate, Agent shall select a comparable successor rate in its reasonable discretion (in consultation with the Borrowers), which successor rate shall be applied in a manner consistent with market practice taking into account the benchmark interest rates applicable to funding sources for the Lenders, and will promptly so notify each Lender; provided, however, until such new rate is implemented, all Obligations shall accrue interest at a per annum rate equal to the Base Rate plus the Applicable Margin.

(d)         [Reserved]

(e)         [Reserved]

(f)         No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13      Capital Requirements.

(a)         If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof.  Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, which amount shall be payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)         If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or  Section 2.12 or amounts under Section 2.13(a) or sends a notice under Section 2.12 relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l),  Section 2.12 or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans or Swing Loans with interest based on LIBOR Rate, as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l),  Section 2.12 or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l),  Section 2.12 or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l),  Section 2.12 or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case,  reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c)         Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l),  2.12, and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith.  Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14      Separate Letter of Credit Facility.

(a)         In addition to Letters of Credit that may be issued under this Agreement in accordance with Section 2.11, Encina Business Credit, LLC shall use commercially reasonable efforts to arrange for additional cash collateralized letters of credit to be provided under a separate letter of credit facility for the benefit of the Loan Parties to the extent such Indebtedness is permitted under clause (g) of the definition of “Permitted Indebtedness” and Liens are permitted under clause (r) of the definition of “Permitted Liens”.  Nothing in this Section 2.14 shall constitute a commitment by Encina Business Credit, LLC or any other member of the Lender Group to issue letters of credit hereunder.  Encina Business Credit, LLC agrees it shall not charge the Borrowers any fees for its own benefit in connection with arranging the issuance of any such letters of credit.

2.15      Joint and Several Liability of Borrowers.

(a)         Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)         Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.  Accordingly, each Borrower hereby waives to the extent permitted by applicable law any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)         If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)         The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)         Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives to the extent permitted by applicable law presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower.  Without limiting the generality of the foregoing, to the extent permitted by applicable law each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.  Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof.  Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers.  Each of the Borrowers waives to the extent permitted by applicable law any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment.  Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f)         Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)         The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)         Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15,  including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.  If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising.  Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i)          Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower’s right to proceed against any other Loan Party.  In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives, to the extent permitted by applicable law, until such time as the Obligations have been paid in full:

(i)          all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii)         all rights and defenses that the Borrowers may have because the Obligations are secured by Real Property located in California, meaning, among other things, that:  (A) Agent, the other members of the Lender Group, and the Bank Product Providers may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Agent, on behalf of the Lender Group, forecloses on any Real Property Collateral pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Loan Parties even if, by foreclosing on the Real Property Collateral, Agent or the other members of the Lender Group have destroyed or impaired any right the Borrowers may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Obligations are secured by Real Property (including any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(iii)       all rights and defenses arising out of an election of remedies by Agent, the other members of the Lender Group, and the Bank Product Providers, even though that election of remedies, such as a non-judicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers’ rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

2.16      Waiver of any Priming Rights.  Upon the Closing Date, and on behalf of itself and its estate, and for so long as any Obligations shall be outstanding, each Loan Party hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations, other than as set forth in a Financing Order or as expressly permitted under this Agreement.

3.          CONDITIONS; TERM OF AGREEMENT.

3.1        Conditions Precedent to Initial Extensions of Credit.  The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2        Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder, including the issuance of any Letter of Credit) at any time shall be subject to the following conditions precedent:

(a)         the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)         no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)         immediately after giving effect to any such extension of credit, (i) the amount of outstanding Obligations would not be in excess of (A) the “Borrowing Base” as defined in the Senior Secured Notes Indenture (to the extent the corresponding covenant in the Senior Secured Notes Indenture is then in effect) and (B) the “Borrowing Base” as defined in the Junior Lien Term Loan Credit Agreement (to the extent the corresponding covenant in the Junior Lien Term Loan Credit Agreement is then in effect) and (ii) such extension of credit and the outstanding Obligations would otherwise be permitted under the Senior Secured Notes Documents (to the extent then in effect), and the Junior Lien Notes Documents (to the extent then in effect) and the Junior Lien Term Loan Documents (to the extent then in effect); and

(d)         neither the Interim Financing Order nor the Final Financing Order, as applicable, shall have been (i) stayed, vacated or reversed (in whole or in part), or (ii) amended or modified other than with the consent of the Agent in its Permitted Discretion.

3.3        Maturity.  The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4        Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5        Early Termination by Borrowers.  Borrowers have the option, at any time upon five Business Days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments.  The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness or other third party funds if the closing for such issuance or incurrence (with respect to any such third party Indebtedness or other third party funds) does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6        Conditions Subsequent.  The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto (as such date may be extended by Agent in its discretion), of the conditions subsequent set forth on Schedule 3.6 to this Agreement (the failure by Parent or Borrowers, as applicable, to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4.          REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of Parent and each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or any other extension of credit hereunder, including the issuance of any Letter of Credit) made thereafter, as though made on and as of the date of such Revolving Loan (or any other extension of credit hereunder, including the issuance of any Letter of Credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1        Due Organization and Qualification; Subsidiaries.

(a)         Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) subject to any entry of the Interim Financing Order and the Final Financing Order, as applicable, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)         Set forth on Schedule 4.1(b) is a complete and accurate description as of the Closing Date of the authorized Equity Interests of each Loan Party (other than Parent), showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each such Loan Party, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent and each other Loan Party.  All of the outstanding Equity Interests of each such Loan Party has been validly issued and, to the extent applicable, is fully paid and non-assessable.  Also set forth on Schedule 4.1(b) (as such schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries.

(c)         Except as set forth on Schedule 4.1(c), as of the Closing Date there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s (other than Parent) or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.  Except as set forth on Schedule 4.1(c), as of the Closing Date, no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2        Due Authorization; No Conflict.

(a)         As to each Loan Party, subject to the entry of the Interim Financing Order and the Final Financing Order, as applicable, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)         As to each Loan Party, subject to the entry of the Interim Financing Order and the Final Financing Order, as applicable, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of

Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3        Governmental Consents.  Subject to the entry of the Interim Financing Order and the Final Financing Order, as applicable, the execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation by each Loan Party of the transactions contemplated by the Loan Documents do not and will not require on the part of any Loan Party any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect.

4.4        Binding Obligations; Perfected Liens.

(a)         Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and, subject to the entry of the Interim Financing Order and the Final Financing Order, as applicable, is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles (regardless of whether enforcement is sought in equity or at law) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)         Subject to the entry of the Interim Financing Order and the Final Financing Order, as applicable, Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

4.5        Title to Assets; No Encumbrances.  Each of the Loan Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6        Litigation.  Except as set forth on Schedule 4.6,  there are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that (a) either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect, or (b) purport to affect or pertain to the validity or enforceability of the Obligations or Liens granted to the Agent pursuant to the Loan Documents.

4.7        Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8        Historical Financial Statements.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’

and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.

4.9        Solvency.

(a)         [Reserved]

(b)         No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10      Employee Benefits.

(a)         Except as set forth on Schedule 4.10(a), as of the Closing Date no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Pension Plan.

(b)         Except as to a Missed Contribution, each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, and where applicable the IRC and all applicable laws regarding each Employee Benefit Plan.

(c)         Except as to a Missed Contribution, each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.

(d)         No liability to the PBGC (other than for the payment of current premiums which are not past due or liability that may result from a Plan Termination) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect.

(e)         Except as to a Missed Contribution or Distress Termination Application, no Notification Event exists or has occurred in the past six (6) years that could reasonably be expected to have a Material Adverse Effect.

(f)         No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

(g)         No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Benefit Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC except for liability that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h)         Except as set forth on Schedule 4.10(h),  no Loan Party, nor any ERISA Affiliate sponsors, maintains, participates in, contributes to, or has any obligation to contribute to any Multiemployer Plan.  There does not now exist, nor do any circumstances exist pursuant to which a Loan Party or any ERISA Affiliate, could reasonably be expected to have any Withdrawal Liability in respect of any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

4.11      Environmental Condition.  Except as set forth on Schedule 4.11 as of the Closing Date (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12      Complete Disclosure.  All factual information furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, taken as a whole and together with Parent’s filings with the SEC (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries), and all other such factual information hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender in connection with this Agreement or the other Loan Documents, taken as a whole and together with Parent’s filings with the SEC (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries), will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

4.13      Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

4.14      Indebtedness.  Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date (other than unsecured Permitted Indebtedness outstanding immediately prior to the Closing Date with respect to any one transaction or a series of related transactions in an amount not to exceed $250,000; provided, that all such Permitted Indebtedness, in the aggregate, shall not exceed $1,500,000) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15      Payment of Taxes.  Except as otherwise permitted under Section 5.5, all income and other material Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and, unless the failure to do so is permitted by the Bankruptcy Code and no Lien could arise as a result of the failure to make such payment, all Taxes shown on such Tax returns to be due and payable and all other material Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Each Loan Party and each of its Subsidiaries have made appropriate provision in accordance with GAAP for all Taxes not yet due and payable.  No Borrower knows of any Tax assessment proposed in writing against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16      Margin Stock.  Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made by the Lender Group to Borrowers will be used directly or indirectly to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, or for the purposes of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purposes that would cause any of the credit extensions hereunder to be considered a “purposes credit” within the meaning of Regulations T, U, or X as issued by the Board of Governors.

4.17      Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18      OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  No Loan Party or any of its Subsidiaries is in violation of any Sanctions.  No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.19      Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened in writing against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Borrower, threatened in writing against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of any Borrower, threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) to the knowledge of any Borrower, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.  None of any Loan Party or its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied past the applicable payment date or date due.  The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent and the other Loan Parties and their respective Subsidiaries, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20      Reserved.

4.21      Leases.  Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22      Eligible Accounts and Eligible Unbilled Accounts.  As to each Account that is identified by Borrowers as an Eligible Account or Eligible Unbilled Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrower’s business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts or Eligible Unbilled Accounts.

4.23      Eligible Inventory.  As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.24      Immaterial Subsidiaries.  No Immaterial Subsidiary, as of any date (a) owns any assets, as of such date, that are greater than $5,000,000 or (b) has total revenues for the most recent 12‑month period prior to such date in excess of $5,000,000. The Immaterial Subsidiaries do not, in the aggregate, have assets in excess of $5,000,000 in the aggregate or revenues in the aggregate in excess of $5,000,000.

4.25      Location of Inventory.  The Inventory of Borrowers and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.25 (as such Schedule may be updated pursuant to Section 5.14).

4.26      Inventory Records.  Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.27      Material Contracts.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those which have expired, terminated or are otherwise no longer in effect) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms and (b) no material default exists thereunder due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.28      Other Documents.  Borrowers have delivered to Agent a complete and correct copy of the Junior Lien Term Loan Documents, the Junior Lien Notes Documents and the Senior Secured Notes Documents, including all schedules and exhibits thereto.  The execution, delivery and performance of each of the Junior Lien Term Loan Documents, the Junior Lien Notes Documents and the Senior Secured Notes Documents has been duly authorized by all necessary action on the part of each Loan Party who is a party thereto.  Each of the Junior Lien Term Loan Documents, the Junior Lien Notes Documents and the Senior Secured Notes Documents Document is the legal, valid and binding obligation of each Loan Party who is a party thereto, enforceable against each such Loan Party in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights (regardless of whether enforcement in sought in equity or at law), and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.29      Hedge Agreements.  On each date that any Hedge Agreement is executed by any Hedge Provider and any Loan Party, the Loan Party entering into such Hedge Agreement satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.30      Bankruptcy Matters.

(a)         The Chapter 11 Case was commenced on the Petition Date in accordance with applicable Law and notice of (i) the motion seeking approval of the Loan Documents and the Interim Financing Order and the Final Financing Order, (ii) the hearing for the entry of the Interim Financing Order, and (iii) the hearing for the entry of the Final Financing Order has been or will be given. The Borrowers shall give, on a timely basis as specified in the Interim Financing Order or the Final Financing Order, as applicable, all notices required to be given to all parties specified in the Interim Financing Order or Final Financing Order, as applicable.

(b)         After the entry of the Interim Financing Order, and pursuant to and to the extent permitted in the Interim Financing Order and the Final Financing Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Case having priority over all administrative expense claims (other than (x) the DIP Carve-Out, and (y) Permitted Prior Liens) and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (after entry of the Final Financing Order), 507(a), 507(b), 546(c), 546(d), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to the priorities set forth in the Interim Financing Order or the Final Financing Order, as applicable.

(c)         After the entry of the Interim Financing Order and pursuant to and to the extent provided in the Interim Financing Order and the Final Financing Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority only, to (x) the DIP Carve-Out, and (y) the Permitted Prior Liens, to the extent provided in the Intercreditor Agreement(s).

(d)         The Interim Financing Order (with respect to the period on and after entry of the Interim Financing Order and prior to the Final Order Entry Date) or the Final Financing Order (with respect to the period on and after the Final Order Entry Date), as the case may be, is in full force and effect and has not been (i) reversed or stayed (whether by statutory stay or otherwise) or (ii) modified or amended other than with the consent of both the Agent in its sole discretion and the Borrowers in their sole discretion.

(e)         Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Financing Order or Final Financing Order, as the case may be, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Credit Parties shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, under the other Loan Documents or under applicable law, without further application to or order by the Bankruptcy Court.

5.          AFFIRMATIVE COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:

5.1        Financial Statements, Reports, Certificates.  Parent and Borrowers (a) will deliver to Agent, each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Parent and Borrowers to produce financial statements prepared in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent (such consent not to be unreasonably withheld).  Documents required to be delivered pursuant to items (b), (d), (h) or (i) of Schedule 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date that (i) Parent has posted such documents, or provides a link thereto, on Parent’s website on the Internet at the website address www.mcclatchy.com or (ii) such documents have been posted on Parent’s behalf on an Internet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent) provided, that: (x) Parent shall deliver paper copies of all such documents to Agent or any Lender that requests Parent to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (y) Parent shall notify (which may be by telecopy or email) Agent and each Lender of the posting of any such documents.

5.2        Reporting and Notices.  Borrowers (a) will deliver to Agent each of the reports and notices set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3        Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s (i) valid existence, (ii) except as could not reasonably be expected to result in a Material Adverse Effect in each case, good standing in its jurisdiction of organization and good standing with respect to all other jurisdictions in which it is qualified to do business and (iii) any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4        Maintenance of Properties.  Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted and except where the failure to so maintain or preserve could not reasonably be expected to have a Material Adverse Effect.

5.5        Taxes.  Each Loan Party will, and will cause each of its Subsidiaries  to, pay in full before delinquency or before the expiration of any extension period all material Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than (i) to the extent that the validity of such Tax is the subject of a Permitted Protest and (ii) to the extent non-payment is permitted by the Bankruptcy Code and no Lien could arise as a result of the failure to make such payment.

5.6        Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers disclosed on Schedule 5.6 are acceptable to Agent on the Closing Date).  All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause.  All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by the casualty or business interruption insurance of any Loan Party or its Subsidiaries.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7        Inspection.

(a)         Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, its officers and employees (provided, that an authorized representative of the Administrative Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to the Administrative Borrower and during regular business hours, at Borrowers’ expense.

(b)         Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals or valuations at such reasonable times and intervals as Agent may designate at Borrowers’ expense.

5.8        Compliance with Laws.  Except to the extent non-compliance is permitted under the Bankruptcy Code, each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9        Environmental.  Each Loan Party will, and will cause each of its Subsidiaries to,

(a)         Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens in each case other than Permitted Liens,

(b)         Comply, in all material respects, with applicable Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)         Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)         Promptly, but in any event within five Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries except as could not reasonably be expected to result in a Material Adverse Effect, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority in respect of Environmental Laws.

5.10      Disclosure Updates.  Each Loan Party will, promptly and in no event later than five Business Days after a Responsible Officer of Parent obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11      Formation of Subsidiaries.  Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, within thirty days of such event (or such later date as permitted by Agent in its sole discretion) (a) unless such Subsidiary is an Excluded Subsidiary, cause such new Subsidiary (i) if Administrative Borrower requests, subject to the consent of Agent, that such Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (ii) to provide to Agent a joinder to the Guaranty and Security Agreement together with such other security agreements, which, notwithstanding the foregoing, shall be provided within 30 days of such event (or such longer period of time as may be agreed by Agent)), as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary constituting Collateral); (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party that is a Foreign Subsidiary or a FSHCO (and none of the Equity Interests of any Subsidiary of such Foreign Subsidiary or FSHCO) shall be required to be pledged, and (c) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, which Agent shall reasonably request with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed by any Loan Party pursuant to this Section 5.11 shall constitute a Loan Document.

5.12      Further Assurances.  Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent and in accordance with the Guaranty and Security Agreement and subject to the limitations and qualifications set forth therein, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, collateral assignments, mortgages, deeds of trust, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), to create and perfect Liens in favor of Agent in any fee-owned Real Property Collateral acquired by any Loan Party, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is a Foreign Subsidiary or FSHCO.  Notwithstanding anything to the contrary contained herein, the Loan Parties shall only be required to deliver Mortgages and related fixture filings on such fee-owned Real Property Collateral upon the request of the Agent, which Agent may only request after the occurrence and during the continuance of Event of Default. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within 30 days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of Parent’s Subsidiaries (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement).

5.13      [Reserved].

5.14      Location of Inventory; Chief Executive Office.  Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) their Inventory only at, or in-transit between, the locations identified on Schedule 4.25  (provided that Borrowers may amend Schedule 4.25 at any time so long as such amendment occurs by written notice to Agent not less than five days (or such shorter period as may be agreed by Agent) prior to the date on which such Inventory is moved to such new location and so long such new location is within the continental United States), and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement or such other locations as may be identified by Parent or such Loan Party to Agent upon not less than five days (or such shorter period as may be agreed by Agent) prior written notice.  Each Loan Party will, and will cause each of its Subsidiaries to, use their commercially reasonable efforts to obtain Collateral Access Agreements for each of the locations at which any Borrower stores inventory having a value of $100,000 or more.

5.15      OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their

Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.16      Compliance with ERISA and the IRC.  In addition to and without limiting the generality of Section 5.8, except with respect to a Missed Contribution and Distress Termination Application, each Loan Party will, and will cause each of its Subsidiaries to (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Pension Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (d) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), (e) not allow a Notification Event to occur that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, and (f) furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability.  With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.17      Reserved.

5.18      Reserved.

5.19      Reserved.

5.20      Enhancements to Senior Secured Notes Documents or Junior Lien Term Loan Documents.  If any holder, lender, secured party or equivalent Person (or any trustee or agent acting for or on behalf of any such holder, lender, secured party or equivalent Person), in its capacity as such, in respect of the Senior Secured Notes Documents, the Junior Lien Term Loan Documents or the Junior Lien Notes Documents, as applicable, receives any additional assets as collateral that do not already constitute Collateral, or any Subsidiary of Parent becomes a guarantor in respect thereof, on and after the Closing Date, Parent and other Loan Parties shall cause the same to be granted to Agent for its own benefit and the benefit of the Lenders (pursuant to the terms of the applicable Intercreditor Agreement).

5.21      Retention of Consultants; Communication with Accountants and Other Financial Advisors.

(a)         The Agent shall have the right to communicate directly with the Named Consultants and the Loan Parties authorize and direct the Named Consultants to communicate directly with the Agent and to furnish the Agent with such information as the Agent may reasonably request, together with copies of all material final written materials provided to the board of directors of the Loan Parties by such Named Consultant; provided that no Named Consultant shall be required to provide copies of any reports (financial or otherwise) that are privileged or in “draft”  or “work product” form.  Until such time as all Obligations have been repaid in full (or Cash Collateralized in accordance with the terms hereof) and all Revolver Commitments have been terminated, the Administrative Borrower shall continue to retain the Named Consultants to assist the Loan Parties with the preparation of the Approved Budget and the other financial and Collateral reporting required to be delivered to the Agent pursuant to this Agreement, and approval of all requests for Borrowing and all disbursements by the Borrowers.

(b)         The Administrative Borrower acknowledges and agrees that (i) the Loan Parties and their representatives will cooperate with the Named Consultants and any Lender Group Consultant (as defined below), if any, (ii) the Named Consultants and any Lender Group Consultant shall be granted reasonable access to the Loan Parties’ books and records during normal business hours, (iii) the Agent and the Lenders are authorized to communicate directly with the Named Consultants and the Named Consultants are authorized to communicate directly with the Agent and the Lenders, regarding all financial reports, the Approved Budget and any variances from same, other financial information, operational issues, matters related to the Collateral, and such other matters as the Agent may reasonably request, and (v) the Named Consultants are authorized to provide the Agent and the Lenders with all reports and other information (including, without limitation, all marketing materials and indications of interest) prepared or reviewed by the Named Consultants at the request of the Loan Parties; provided that no Named Consultant shall be required to provide copies of any reports (financial or otherwise) that are privileged or in “draft”  or “work product” form. Senior management of the Loan Parties shall participate in weekly telephonic calls with the Agent and Lenders (and/or their advisors and counsel) to discuss the matters described above and senior management shall make reasonable efforts to have Named Consultants participate in such calls to the extent requested by the Lender Group.

(c)         Each Loan Party acknowledges that the Agent shall be permitted to engage such outside consultants and advisors (each, a “Lender Group Consultant”), for the sole benefit of the Agent and each other member of the Lender Group, as the Agent may determine to be necessary or appropriate, in its sole discretion from and after the occurrence of a Default or an Event of Default.  Each Loan Party covenants and agrees that (i) such Loan Party shall provide its complete cooperation during normal business hours with any Lender Group Consultant (including, without limitation, providing reasonable access to such Loan Party’s business, books and records and senior management); (ii) all reasonable costs and expenses of any such Lender Group Consultant shall be expenses required to be paid by the Loan Parties under Section 15.7 hereof; and (iii) all reports, determinations and other written and verbal information provided by any Lender Group Consultant shall be confidential and no Loan Party shall be entitled to have access to same.

5.22      Financing Orders.  The Loan Parties (a) shall comply with the Financing Orders, as then in effect, if failure to do so would be adverse to the Agent or any other member of the Lender Group and otherwise in all material respects, and (b) shall not seek any reversal, vacatur, stay, amendment or modification thereto without the prior written consent of the Agent.

5.23      Bankruptcy Milestones.  The Loan Parties shall satisfy each of the obligations set forth on Schedule 5.23 to this Agreement no later than the times specified therein.

5.24      Leases.

(a)         The Loan Parties shall pay all Post-Petition Obligations under the leases of real property and licenses of Intellectual Property, if any, as required by the Bankruptcy Code or the Bankruptcy Court, except to the extent (i) any Loan Party is contesting any such obligations in good faith by appropriate proceedings, (ii) such Loan Party has established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien.  No Loan Party may reject any of its leases without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed).

The assumption or rejection of any lease shall be conducted in a manner consistent with a maximization of the value of the assets of the Loan Parties.

(b)         To the extent a Chapter 11 Plan has not been confirmed by the Bankruptcy Court, on or before ninety (90) after the Petition Date, the Loan Parties shall have filed a motion seeking an order (“Lease Extension Order”) of the Bankruptcy Court extending the time period of the Loan Parties to assume or reject leases to not less than 210 days from the Petition Date, and on or before one hundred twenty (120) days after the Petition Date, the Bankruptcy Court shall have entered the Lease Extension Order.

6.          NEGATIVE COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1        Indebtedness.  Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2        Liens.  Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3        Restrictions on Fundamental Changes.  Each Loan Party will not, and will not permit any of its Subsidiaries to, merge, dissolve, divide, liquidate, consolidate with or into another Person, except upon the consummation of the Chapter 11 Plan, and, so long as the Obligations are paid in full in cash upon consummation of such Chapter 11 Plan.

6.4        Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets.

6.5        Nature of Business.  Each Loan Party will not, and will not permit any of its Subsidiaries to, make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business or that constitutes a reasonable extension thereof.

6.6        Prepayments and Amendments.  Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)         prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, whether voluntary or mandatory, other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances, or (D) adequate protection payments expressly provided for in the Financing Orders;

(i)          make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions and the Approved Budget.

(b)         Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i)          any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Agent or the Lenders,

(ii)         (A) the Senior Secured Notes Documents to the extent any such amendment, modification, or change (I) would make any of the covenants or defaults or events of default set forth in the Senior Secured Notes Documents more restrictive as to Parent or any of its Subsidiaries than the covenants and defaults or events of default set forth in the Senior Secured Notes Documents, in each case, as in effect on the Closing Date, (II) would change to earlier dates any dates upon which payments of principal or interest are due thereon, (III) would change any redemption, mandatory prepayment, or defeasance provisions thereof, (IV) would restrict any Loan Party from making payments of the Obligations that would otherwise be permitted under the Senior Secured Notes Documents as in effect on the Closing Date, (V) would increase the cash pay portion of any interest rate thereunder by more than 2.00 percentage points per annum or add any recurring fees or (VI) is in contravention of the Senior Secured Notes Intercreditor Agreement, (B) the Junior Lien Term Loan Documents to the extent any such amendment, modification, or change (I) would make any of the covenants or defaults or events of default set forth in the Junior Lien Term Loan Documents more restrictive as to Parent or any of its Subsidiaries than the covenants and defaults or events of default set forth in the Junior Lien Term Loan Documents, in each case, as in effect on the Closing Date, (II) would change to earlier dates any dates upon which payments of principal or interest are due thereon, (III) would change any redemption, mandatory prepayment, or defeasance provisions thereof, (IV) would restrict any Loan Party from making payments of the Obligations that would otherwise be permitted under the Junior Lien Term Loan Documents as in effect on the Closing Date, (V) would increase the cash pay portion of any interest rate thereunder by more than 2.00 percentage points per annum or add any recurring fees or (VI) is in contravention of any Junior Lien Intercreditor Agreement, or (C) the Junior Lien Notes Documents to the extent any such amendment, modification, or change (I) would make any of the covenants or defaults or events of default set forth in the Junior Lien Notes Documents more restrictive as to Parent or any of its Subsidiaries than the covenants and defaults or events of default set forth in the Junior Lien Notes Documents, in each case, as in effect on the Closing Date, (II) would change to earlier dates any dates upon which payments of principal or interest are due thereon, (III) would change any redemption, mandatory prepayment, or defeasance provisions thereof, (IV) would restrict any Loan Party from making payments of the Obligations that would otherwise be permitted under the Junior Lien Notes Documents, in each case, as in effect on the Closing Date, (V) would increase the cash pay portion of any interest rate thereunder by more than 2.00 percentage points per annum or add any recurring fees or (VI) is in contravention of any Junior Lien Intercreditor Agreement, or

(iii)       the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Agent or the Lenders.

6.7        Restricted Payments.  Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payments.

6.8        Accounting Methods and Fiscal Year.  Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9        Investments.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment, except for Permitted Investments.

6.10      Transactions with Affiliates.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a)         transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by such Loan Party or its Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate, and (iii) involve no more than $500,000 of payments in the aggregate for all such payments made by Loan Parties to non-Loan Party Subsidiaries,

(b)         any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law or is provided by charter, bylaw or statutory provisions,

(c)         subject to the Approved Budget, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of a Loan Party or its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(d)         transactions solely between or among Parent and any Subsidiary or between or among Subsidiaries of Parent,

(e)         transactions permitted by Section 6.3, Section 6.6, Section 6.7, or Section 6.9,

(f)         agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Subsidiaries to any Loan Party,

(g)         [Reserved],

(h)         [Reserved],

(i)          [Reserved], and

(j)          transactions with suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of Parent and its Subsidiaries; provided that as determined in good faith by Parent, such transactions are on terms that are not materially less favorable to Parent or the relevant Subsidiary than those that would have been obtained in a comparable transaction on an arm’s length basis by Parent or such Subsidiary with an unrelated Person.

6.11      Use of Proceeds.  Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than: (a) on the Closing Date, for the payment of transaction expenses in connection with this Agreement and to finance the payoff of the obligations under the Pre-Petition Credit Facility, and (b) after the Closing Date, (i) to finance general corporate purposes of the Loan Parties and the acquisition of working capital assets of the Borrowers, including capital expenditures and the purchase of inventory and equipment, in each case in the ordinary course of business or as otherwise approved by the Lenders, and (ii) to pay fees, expenses, and costs incurred in connection with the Chapter 11 Case, including professional fees, as well as the payment of any adequate protection payments approved in the Financing Orders;  provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.12      Limitation on Issuance of Equity Interests.  Each Loan Party will not, and will not permit any of its Subsidiaries to, issue or sell any of its Equity Interests.

6.13      Inventory with Bailees.  Each Borrower will not, and will not permit any of its Subsidiaries to, store its Inventory at any time with a bailee, processor, warehouseman, or similar party except as set forth on Schedule 4.25 (as such Schedule may be amended in accordance with Section 5.14).

6.14      [Reserved].

6.15      Immaterial Subsidiaries. Each Loan Party will not permit any Immaterial Subsidiary to, as of any date (a) own any assets, as of such date, that are greater than $5,000,000 or (b) have total revenues for the most recent 12 month period prior to such date in excess of $5,000,000; provided further, each Loan Party will not permit the Immaterial Subsidiaries in the aggregate to, as of any date (a) own any assets, as of such date, that are greater than $5,000,000 or (b) have total revenues for the most recent 12 month period prior to such date in excess of $5,000,000.

6.16      Employee Benefits.  Except with respect to a Missed Contribution and a Distress Termination Application, each Loan Party will not, and will not permit any of its Subsidiaries to:

(a)         Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC that could reasonably be expected to have a Material Adverse Effect.

(b)         Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Pension Plan or Employee Benefit Plan that is a nonqualified deferred compensation plan or arrangement, or agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.

(c)         Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains, or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension Plan or (ii) any Multiemployer Plan.

(d)         Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.10(h).

(e)         Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

6.17      Limitations on Layering Indebtedness.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly incur or suffer to exist any Indebtedness that is both (a) contractually subordinate or junior in right of payment to the obligations under this Agreement and the other Loan Documents or the Senior Secured Notes Obligations and (b) senior in right of payment to the Junior Lien Term Loan Obligations and the Junior Lien Notes Obligations.

6.18      Reclamation Claims.  Enter into any agreement to return any of its Inventory or other assets to any of its creditors for application against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(c) of the Bankruptcy Code or agree to allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(l) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Pre-Petition Indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $100,000.

6.19      Bankruptcy Related Negative Covenants.  No Loan Party shall seek, consent to, or permit to exist any of the following:

(a)         Any order which authorizes the rejection of any Leases of any Loan Party where any ABL Priority Collateral is located without the Agent’s prior consent (not to be unreasonably withheld);

(b)         Any modification, stay, vacation or amendment to the Financing Orders to which the Agent has not consented in writing in its sole discretion;

(c)         A priority claim or administrative expense or unsecured claim against any Loan Party (now existing or hereafter arising or any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (after entry of the Final Financing Order), 507(a), 507(b), 546(c), 546(d), 726, 1114 of the Bankruptcy Code) equal or superior to the priority claim of the Agent and the Lenders in respect of the Obligations and the Pre-Petition Obligations, subject to the DIP Carve-Out and Permitted Prior Liens, and except as otherwise set forth in the Financing Orders;

(d)         Any Lien on any Collateral having a priority equal or superior to the Lien securing the Obligations or Pre-Petition Liens including any adequate protection Liens, subject to the DIP Carve-Out and Permitted Prior Liens and except as otherwise set forth in the Financing Orders and this Agreement;

(e)         Any order which authorizes the return of any of the Loan Parties’ property pursuant to Section 546(h) of the Bankruptcy Code;

(f)         Any order which authorizes the payment of any Indebtedness (other than the Pre-Petition Obligations and Pre-Petition Indebtedness reflected in the Approved Budget (subject to the Permitted Variance)) incurred prior to the Petition Date, except as set forth in the orders entered into in connection with the first day motions and the Financing Orders and the grant of “adequate protection” (whether payment in cash or transfer of property) with respect to any such Indebtedness which is secured by a Lien; or

(g)         Any order seeking authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.

7.          RESERVED.

8.          EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1        Payments.  If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2        Covenants.  If any Loan Party or any of its Subsidiaries:

(a)         fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6,  5.1,  5.2,  5.3 (solely if Parent or any Borrower fails to maintain its existence, except as permitted by this Agreement), 5.7 (solely if Parent or any Borrower refuses to allow Agent or its representatives or agents to visit its respective properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss its affairs, finances, and accounts with officers and employees of Parent or any Borrower in accordance with such covenant), 5.10,  5.11,  5.15,  5.17,  5.22, 5.23 or 5.24 of this Agreement, (ii) Section 6 of this Agreement, (iii) [reserved], or (iv) Section 7 of the Guaranty and Security Agreement; provided if any Loan Party fails to perform or observe any covenant or other agreement contained in Section 5.2 on or prior to the date that is the two-month anniversary of the Closing Date, such failure shall not be an Event of Default unless such failure continues for a period of three (3) Business Days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of Parent or (ii) the date on which written notice thereof is given to Borrowers by Agent;

(b)         (i) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (solely if Parent or any Borrower fails to maintain its good standing in its jurisdiction of organization), 5.5,  5.8,  5.12,  5.20 or 5.21 of this Agreement and such failure continues for a period of ten days after the earlier of (A) the date on which such failure shall first become known to any Responsible Officer of Parent, or (B) the date on which written notice thereof is given to Borrowers by Agent, or (ii) fails to perform or observe any covenant or other agreement contained in any of Sections 5.6,  5.14, or 5.16 of this Agreement and such failure continues for a period of fifteen days after the earlier of (A) the date on which such failure shall first become known to any Responsible Officer of Parent, or (B) the date on which written notice thereof is given to Borrowers by Agent; or

(c)         fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of Parent, or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3        Judgments.  If a Loan Party or any Subsidiaries fail to pay any final and non-appealable judgments (other than any judgments that are stayed by operation of the Bankruptcy Code) aggregating in excess of $10,000,000 (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company (as determined in the good faith by Parent) that has not contested coverage), and (a) which judgments remain unsatisfied or undischarged for any period of 60 consecutive days during which a stay of enforcement of such judgments shall not be in effect or (b) if enforcement proceedings are commenced upon any such final and non-appealable judgements;

8.4        Chapter 11 Case.  The occurrence of any of the following in the Chapter 11 Case:

(a)         any Loan Party, without the Agent’s prior written consent, files a motion with the Bankruptcy Court seeking the authority to liquidate all or substantially all of any Loan Party’s assets or capital stock unless the transactions that are the subject of the motion will result in payment in full in cash of the Obligations on the closing of such sales;

(b)         other than in connection with or as results in the payment in full or refinancing of the Obligations, the bringing or supporting of a motion, taking of any action or the filing of any plan or disclosure statement attendant thereto by or on behalf of any Loan Party in the Chapter 11 Case: (A) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement or the Financing Orders; (B) to grant any Lien other than Permitted Liens upon or affecting any Collateral; (C) except as provided in the Interim Financing Order or Final Financing Order, as the case may be, to use cash collateral under Section 363(c) of the Bankruptcy Code without the prior written consent of the Agent; (D) that seeks to prohibit Agent or Lenders from credit bidding on any or all of the Loan Parties’ assets during the pendency of the Chapter 11 Case; or (E) any other action or actions materially adverse to the interest of the Agent or the Lenders in their capacities as such or their rights and remedies hereunder or its interest in the Collateral;

(c)         (A) other than in connection with or as results in the  payment in full or refinancing of the Obligations on the effective date of such plan, the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by any Loan Party or, after the expiration of the Loan Parties’ exclusive right to file a plan of reorganization without the consent of the Agent, any other Person to which the Agent does not consent or otherwise agree to treatment of the respective claims of the Agent and the Lenders, (B) the entry of any order terminating the Loan Parties’ exclusive right to file a plan of reorganization without the consent of the Agent, unless such order has been reversed, stayed, or vacated within 14 days after the entry thereof, or (C) the expiration of the Loan Parties’ exclusive right to file a plan of reorganization without the consent of the Agent;

(d)         the entry of an order in the Chapter 11 Case confirming a plan that (A) is not acceptable to the Agent in its Permitted Discretion (it being agreed that a plan that satisfies the Obligations in full in cash on the effective date thereof is acceptable to the Agent) or (B) does not contain a provision for termination of the Commitments and repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan or plans;

(e)         the entry of an order reversing, amending, supplementing, staying, vacating or otherwise modifying the Loan Documents, the Interim Financing Order, the Final Financing Order or the Cash Management Order without the written consent of the Agent or the filing of a motion for reconsideration with respect to the Interim Financing Order or the Final Financing Order or the Interim Financing Order, the Final Financing Order or the Cash Management Order are otherwise not in full force and effect, in each case, without the consent of the Agent;

(f)         the Final Financing Order is not entered prior to the expiration of the Interim Financing Order, and in any event within forty-five (45) days after the Petition Date;

(g)         except as set forth in any motions which have been delivered to and are acceptable to the Agent and as contemplated by the Approved Budget, the payment of, or application for authority to pay, any Pre-Petition Indebtedness or Pre-Petition claim without the Agent’s prior written consent;

(h)         the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Agent, any other Lender Party or any of the ABL Priority Collateral;

(i)          the filing of a motion by a Loan Party or any of their respective Affiliates for, or the entry of an order directing, the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a receiver or an examiner in the Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties; or, the sale without the Agent’s consent, of all or substantially all of the Loan Parties’ assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Case, or otherwise that does not provide for payment in full in cash of the Obligations and termination of the Revolver Commitments on the effective date of such plan or the closing of such sale;

(j)          the dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from Chapter 11 to Chapter 7 of the Bankruptcy Code, or any Loan Party files a motion or other pleading seeking the dismissal of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise;

(k)         the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (1) to allow any creditor to execute upon or enforce a Lien on any ABL Priority Collateral having a value of $250,000 (or $500,000 in the aggregate) or more, or (2) with respect to any Lien or the granting of any Lien on any ABL Priority Collateral to any state or local environmental or regulatory agency or authority;

(l)          the commencement of a suit or action against the Agent, any Lender or any other Lender Party in their capacities as such (or as otherwise in connection with the Obligations) by or on behalf of any Loan Party, its bankruptcy estates, any statutory committee, Chatham, holders of the Senior Secured Notes Obligations, and holders of the Junior Term Loan Obligations;

(m)        the entry of an order in the Chapter 11 Case avoiding or permitting recovery of any portion of the payments made on account of the Obligations;

(n)         the failure of any Loan Party to perform any of its obligations under the Interim Financing Order, the Final Financing Order or the Cash Management Order or any of its obligations under the any other order of the Bankruptcy Court, in each case, in any material respect or otherwise in any respect adverse to the Agent or any other member of the Lender Group;

(o)         to the extent a Chapter 11 Plan has not been confirmed, the failure of the Bankruptcy Court to, within one hundred twenty (120) days after the Petition Date (or such later date to which the Agent may otherwise agree), grant an order extending the time period of the Loan Parties to assume or reject unexpired leases of real property to a date that is 210 days from the Petition Date;

(p)         the entry of an order in the Chapter 11 Case granting any other super-priority administrative claim or Lien equal or superior to that granted to the Agent, the Lenders except as set forth in the Financing Orders or this Agreement.

8.5        [Reserved].

8.6        Default Under Other Agreements.  If there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Post-Petition Obligations or unstayed Indebtedness involving an aggregate amount of $10,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder.

8.7        Representations, etc.  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing by or on behalf of any Loan Party to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8        Guaranty.  If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or the Guaranty and Security Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9        Security Documents.  If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected (except to the extent of Permitted Liens) first priority (with respect to ABL Priority Collateral) or second priority (with respect to assets that do not constitute ABL Priority Collateral) Lien on the Collateral covered thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

8.10      Loan Documents.  The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent or pursuant to the terms of such Loan Document) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document (or if any such Loan Party or its Subsidiaries shall otherwise assert that such Loan Party or its Subsidiaries does not have any such liability or obligation purported to be created under any Loan Document);

8.11      Change of Control.  A Change of Control shall occur;

8.12      ERISA.  (a) Except with respect to a Missed Contribution, any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of

$50,000,000, (b) except with respect to a Distress Termination Application, a Notification Event, which could reasonably be expected to result in liability in excess of $50,000,000, either individually or in the aggregate, or (c) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability, or fails to make any Withdrawal Liability when due and such Withdrawal Liability or failure could reasonably be expected to result in liability in excess of $50,000,000; or

8.13      Invalidity of Intercreditor Agreements.  Any material provision of any Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or any such Intercreditor Agreement, in each case other than in accordance with the terms of such Intercreditor Agreement.

9.          RIGHTS AND REMEDIES.

9.1        Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)         by written notice to Administrative Borrower, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)         by written notice to Administrative Borrower, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)         exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Parent’s,

Borrowers’ or their respective Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Parent and Borrowers.

9.2        Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.        WAIVERS; INDEMNIFICATION.

10.1      Demand; Protest; etc.  Each of Parent and each Borrower waives, demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Parent or any Borrower may in any way be liable.

10.2      The Lender Group’s Liability for Collateral.  Each of Parent and each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, processor, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties, except to the extent any such loss, damage or destruction is directly caused by Agent’s gross negligence or willful misconduct, as determined in a final, non-appealable judgement by a court of competent jurisdiction.

10.3      Indemnification.  Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Issuing Bank, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.        NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:      c/o Administrative Borrower

2100 Q Street

Sacramento, CA 95816

Attn: Chief Financial Officer

Fax No. 916-321-1869

with copies to:                SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

300 S. Grand Avenue

Suite 3400

Los Angeles, California 90071

Attn.: K. Kristine Dunn

Fax No.:  213-621-5493

If to Agent:                     ENCINA BUSINESS CREDIT, LLC

123 N. Wacker Drive, Suite 2400

Chicago, Illinois 60606

Attn: Thomas Sullivan

Fax No.: 312-796-8506

with copies to:                CHOATE, HALL & STEWART LLP

Two International Place, 24th Floor

Boston, MA 02110

Attn:  Kevin J. Simard

Fax No.: 617-502-4086

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.        CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)         THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b)         THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO THE NONEXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF;  PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)         TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM,

CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”).  EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)         EACH OF PARENT AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE THE BANKRUPTCY COURT AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)         NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)         IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)          WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)         THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES

(INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)       UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)         THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)        THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)       THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.        ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1      Assignments and Participations.

(a)         (i)  Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)        [Reserved];

(B)        Agent, Swing Lender, and Issuing Bank.

(ii)         Assignments shall be subject to the following additional conditions:

(A)        no assignment may be made to a natural person,

(B)        no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)        the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E)        the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F)         unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G)        the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)         From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)         By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)         Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b) and any consents required under Section 13.1(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)         Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)         In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g)         Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)         Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”).  A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Lender of all or any portion of its Commitment to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i)          In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(j)          Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2      Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.        AMENDMENTS; WAIVERS.

14.1      Amendments and Waivers.

(a)         No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Parent or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)          increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate Section 2.4(c),

(ii)         postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)       reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)        amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)         amend, modify, or eliminate Section 3.1 or 3.2,

(vi)        amend, modify, or eliminate Section 15.11,

(vii)       other than pursuant to the Intercreditor Agreements and as permitted by Section 15.11, release or contractually subordinated Agent’s Lien in and to any of the Collateral,

(viii)     amend, modify, or eliminate the definitions of “Required Lenders”, Supermajority Lenders or “Pro Rata Share”,

(ix)        other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money under any of the Loan Documents or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x)         amend, modify, or eliminate any of the provisions of Section 2.4(b)(i),  (ii) or (iii) or Section 2.4(e) or (f), or

(xi)        amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party;

(b)         No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)          the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii)         any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c)         No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Unbilled Accounts and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c).

(d)         No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders.

(e)         Reserved.

(f)         No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders.

(g)         Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2      Replacement of Certain Lenders.

(a)         If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)         Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses).  If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3      No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and Borrowers of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.        AGENT; THE LENDER GROUP.

15.1      Appointment and Authorization of Agent.  Each Lender hereby designates and appoints Encina Business Credit, LLC as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan

Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2      Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3      Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries.  No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower.  Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4      Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5      Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9;  provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6      Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7      Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8      Agent in Individual Capacity.  Encina Business Credit, LLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Encina Business Credit, LLC or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Encina Business Credit, LLC in its individual capacity.

15.9      Successor Agent.  Encina Business Credit, LLC may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product

Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10    Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11    Collateral Matters.

(a)         The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.3 or Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11.  The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9610 or 9620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11;  provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property.

(b)         Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its

Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12    Restrictions on Actions by Lenders; Sharing of Payments.

(a)         Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)         If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13    Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Division 8 or Division 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14    Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.

Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15    Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)         is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)         expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)         expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Parent’s and Borrowers’ personnel,

(d)         agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)         without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing,  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17    Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.        WITHHOLDING TAXES.

16.1      Payments.  All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties, or other evidence of such payment reasonably satisfactory to Agent.  Furthermore, if any such Tax is an Indemnified Taxes or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein.  The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent’s demand.  The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee).  The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.2      Exemptions.

(a)         If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:

(i)          if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii)         if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(iii)       if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)        if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or

(v)         a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)         Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)         If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided,  further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)         If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable.  Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto and to be subject to Section 14.2, in each case as if it were a Lender and had acquired its interest by assignment; provided that such Participant (shall not be entitled to receive any greater payment under Section 16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e)         If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3      Reductions.

(a)         If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax.  If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)         If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4      Refunds.  If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17.        GENERAL PROVISIONS.

17.1      Effectiveness.  This Agreement shall be binding and deemed effective when executed by Parent, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2      Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3      Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4      Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5      Bank Product Providers.  Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents.  It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6      Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7      Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8      Revival and Reinstatement of Obligations; Certain Waivers.

(a)         If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers or to be subject to turn over pursuant to any of the Intercreditor Agreements (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

(b)         Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, each Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.

17.9      Confidentiality.

(a)         Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group  and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation  or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)         Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)         Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform.  In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.  Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties shall be deemed to have authorized

Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term).  Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10    Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11    Patriot Act; Due Diligence.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.  In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners.  Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12    Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13    McClatchy Newspapers, Inc. as Agent for Borrowers.  Each Borrower hereby irrevocably appoints McClatchy Newspapers, Inc. as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower,  except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

17.15    Intercreditor Agreements.  Each Lender hereunder authorizes and instructs Agent to enter into the Intercreditor Agreements and acknowledges (or is deemed to acknowledge) that a copy of each Intercreditor Agreement was delivered, or made available, to such Lender.  Each Lender hereby acknowledges that it has received and reviewed the Intercreditor Agreements.  Each of the Lenders agrees to be bound by the Intercreditor Agreements.  Any reference in this Agreement or any other Loan Document to “first priority lien” “or second priority” or words of similar effect in describing the Liens created hereunder or under any other Loan Document shall be understood to refer to such priority as set forth in the applicable Intercreditor Agreement.  Nothing in this Section 17.15 shall be construed to provide that any

Loan Party is a third party beneficiary of the provisions of either Intercreditor Agreement or may assert any rights, defenses or claims on account of either Intercreditor Agreement or this Section 17.15 (other than as set forth in the last sentence hereof), and each Loan Party agrees that nothing in either Intercreditor Agreement is intended or shall impair the obligation of any Loan Party to pay the obligations under this Agreement, or any other Loan Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors with respect to any Loan Party or except as expressly otherwise provided in the applicable Intercreditor Agreement as to a Loan Party’s obligations, such Loan Party’s properties.  In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, prior to the payment in full of the Senior Secured Notes Obligations, the Junior Lien Term Loan Obligations and the Junior Lien Notes Obligations to the extent that any Loan Party is required to (i) give physical possession over any Collateral (other than ABL Priority Collateral) to Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the Senior Secured Notes Agent pursuant to the Notes Intercreditor Agreement and (ii) take any other action with respect to the Collateral (other than ABL Priority Collateral) or any proceeds thereof, including delivery of such Collateral or proceeds thereof to Agent, such action shall be deemed satisfied to the extent undertaken with respect to the Senior Secured Notes Agent.

17.16    Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section 17.16, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)      a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	THE MCCLATCHY COMPANY

By:
	Name:	R. Elaine Lintecum
	Title:	Chief Financial Officer

MCCLATCHY NEWSPAPERS, INC.

By:
	Name:	R. Elaine Lintecum
	Title:	Vice President

MCCLATCHY MANAGEMENT SERVICES, INC.

By:
	Name:	R. Elaine Lintecum
	Title:	Vice President

MCCLATCHY U.S.A., INC.

By:
	Name:	R. Elaine Lintecum
	Title:	Vice President

[Signature Page to Credit Agreement]

MCCLATCHY INVESTMENT COMPANY

By:
Name:	R. Elaine Lintecum
Title:	Vice President

MIAMI HERALD MEDIA COMPANY

By:
Name:	R. Elaine Lintecum
Title:	Vice President

THE CHARLOTTE OBSERVER PUBLISHING COMPANY

By:
Name:	R. Elaine Lintecum
Title:	Vice President

STAR-TELEGRAM, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

MCCLATCHY INTERACTIVE WEST

By:
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

BELLINGHAM HERALD PUBLISHING, LLC

By:	Pacific Northwest Publishing Company, Inc., its sole member

By:
Name:	R. Elaine Lintecum
Title:	Vice President

CYPRESS MEDIA, LLC

By:	Cypress Media, Inc., its sole member

By:
Name:	R. Elaine Lintecum
Title:	Vice President

IDAHO STATESMAN PUBLISHING, LLC

By:	Pacific Northwest Publishing Company, Inc., its sole member

By:
Name:	R. Elaine Lintecum
Title:	Vice President

OLYMPIAN PUBLISHING, LLC

By:	Pacific Northwest Publishing Company, Inc., its sole member

By:
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

SAN LUIS OBISPO TRIBUNE, LLC

By:	The McClatchy Company, its sole member

By:
Name:	R. Elaine Lintecum
Title:	Vice President

MCCLATCHY INTERACTIVE, LLC

By:
Name:	R. Elaine Lintecum
Title:	Vice President

CYPRESS MEDIA, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

NOR-TEX PUBLISHING, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

MAIL ADVERTISING CORPORATION

By:
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

OLYMPIC-CASCADE PUBLISHING, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

TACOMA NEWS, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

PACIFIC NORTHWEST PUBLISHING COMPANY, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

THE BRADENTON HERALD, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

ABOARD PUBLISHING, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

KEYNOTER PUBLISHING COMPANY, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

BISCAYNE BAY PUBLISHING, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

MACON TELEGRAPH PUBLISHING COMPANY

By:
Name:	R. Elaine Lintecum
Title:	Vice President

COLUMBUS LEDGER-ENQUIRER, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

QUAD COUNTY PUBLISHING, INC.

By:
Name:	R. Elaine Lintecum
Title:	President

KELTATIM PUBLISHING COMPANY, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

WICHITA EAGLE AND BEACON PUBLISHING COMPANY, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

LEXINGTON H-L SERVICES, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

GULF PUBLISHING COMPANY, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

HLB NEWSPAPERS, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

LEE’S SUMMIT JOURNAL, INCORPORATED

By:
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

BELTON PUBLISHING COMPANY, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

CASS COUNTY PUBLISHING COMPANY

By:
Name:	R. Elaine Lintecum
Title:	Vice President

THE NEWS AND OBSERVER PUBLISHING COMPANY

By:
Name:	R. Elaine Lintecum
Title:	Vice President

NITTANY PRINTING AND PUBLISHING COMPANY

By:
Name:	R. Elaine Lintecum
Title:	Vice President

EAST COAST NEWSPAPERS, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

THE STATE MEDIA COMPANY

By:
Name:	R. Elaine Lintecum
Title:	Vice President

THE SUN PUBLISHING COMPANY, INC.

By:
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

ENCINA BUSINESS CREDIT, LLC, as Agent and Lender

By:
Name:
Its Authorized Signatory

ENCINA BUSINESS CREDIT SPV, LLC, as Swing Lender

By:
Name:
Its Authorized Signatory

[Signature Page to Credit Agreement]